UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GSI Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

April 14, 2011

Dear Shareholder:

It is my pleasure to invite you to the annual meeting of shareholders of GSI Group Inc. to be held at 2:00 p.m. (EDT) on Wednesday, May 11, 2011 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022.

The purposes of the meeting are to (i) elect the Board of Directors and (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Information regarding the above matters is contained in the formal notice of meeting and management proxy circular on the following pages. The GSI Group Inc. Annual Report for the fiscal year ended December 31, 2010 accompanies this management proxy circular. We urge you to read the proxy materials in their entirety and to consider them carefully.

It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the meeting, we urge you to vote promptly by returning the enclosed proxy form. You may revoke your proxy at any time before it has been voted.

On behalf of the Board of Directors, I thank you for your participation.

Very truly yours,

Stephen W. Bershad
Chairman of the Board of Directors

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 11, 2011

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of GSI Group Inc., a New Brunswick corporation, which we refer to in this notice and in the attached management proxy circular as the Company, will be held at 2:00 p.m. (EDT) on Wednesday, May 11, 2011 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022, for the following purposes:

1.	The election of Stephen W. Bershad, Eugene I. Davis, Dennis J. Fortino, K. Peter Heiland, Ira J. Lamel, Byron O. Pond and John A. Roush, to our Board of Directors for a term beginning on July 23, 2011 and until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see page 5 of the accompanying management proxy circular);

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (see page 9 of the accompanying management proxy circular); and

3.	The transaction of such other business as may properly come before the meeting or any postponement, continuation or adjournment thereof.

Only shareholders of record as of the close of business on Wednesday, April 6, 2011 will be entitled to attend and vote at the meeting and at any postponement, continuation or adjournment thereof, provided that a subsequent transferee of shares may vote at the meeting if the transferee establishes ownership of the shares and requests not later than ten (10) days before the meeting to be added to the list of shareholders entitled to vote at the meeting.

All shareholders are requested to complete, sign, date and return the form of proxy in the enclosed envelope to Computershare Investor Services Inc., the Company’s transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, before 2:00 p.m. (EDT) on Monday, May 9, 2011, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Monday, May 9, 2011, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

i

A copy of the management proxy circular and a proxy form accompany this notice. This notice, the management proxy circular, the proxy form and the Company’s 2010 annual report will be forwarded on or about Friday, April 15, 2011 to the holders of the Company’s common shares as of the close of business on Wednesday, April 6, 2011.

All monetary amounts listed in the proxy circular are in U.S. dollars, unless otherwise indicated.

DATED at Bedford, Massachusetts this 14th day of April 2011.

By Order of the Board of Directors

John A. Roush
Chief Executive Officer

ii

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

MANAGEMENT PROXY CIRCULAR

INFORMATION CONCERNING VOTING AND SOLICITATION

GSI Group Inc., a New Brunswick corporation, which we refer to in this management proxy circular as the Company, will hold its annual meeting at 2:00 p.m. (EDT) on Wednesday, May 11, 2011 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022. This management proxy circular and the enclosed proxy form are furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of the Company for use at the meeting. The solicitation will be made by mail, but proxies may also be solicited personally by directors, officers or other employees of the Company. The cost of solicitation has been or will be borne by the Company. The Company may also pay brokers or nominees holding common shares of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

The notice of the meeting, this management proxy circular, the proxy form and a copy of the Company’s 2010 annual report will be forwarded on or about Friday, April 15, 2011 to the holders of the Company’s common shares as of the close of business on Wednesday, April 6, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2011

The Company’s Proxy Circular and Annual Report are available at

http://www.gsig.com/investors/shareholdermeeting.html

The following proxy materials are available for review at:

http://www.gsig.com/investors/shareholdermeeting.html

—	the management proxy circular;
—	the proxy form;
—	the Company’s annual report for the fiscal year ended December 31, 2010; and
—	any amendments to the foregoing materials that are required to be furnished to shareholders.

Shareholders may receive directions to attend the meeting in person by calling the Company’s investor relations staff at 781-266-5137 or by emailing InvestorRelations@gsig.com.

Matters to Be Voted On

At the meeting, you will be entitled to vote on the following proposals:

1.	The election of Stephen W. Bershad, Eugene I. Davis, Dennis J. Fortino, K. Peter Heiland, Ira J. Lamel, Byron O. Pond and John A. Roush, to our Board of Directors for a term beginning on

July 23, 2011 and until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see page 5);

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (see page 9); and

3.	The transaction of any other business that may properly come before the meeting, or any postponement, continuation or adjournment thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Board Recommendations

The Board recommends that you vote your shares as follows:

—	“FOR” the election of each of the nominees for director named in this management proxy circular; and

—	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Appointment and Revocation of Proxies

The persons named in the enclosed proxy form are officers of the Company. A shareholder may appoint a person to represent him or her at the meeting, other than the persons already named in the enclosed proxy form, by inserting the name of such other person in the blank space provided in the proxy form or by completing another proper form of proxy. Such person need not be a shareholder. The completed proxy form must be deposited with the Company at its principal executive offices at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, in either case no later than 2:00 p.m. (EDT) on Monday, May 9, 2011, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting.

If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Monday, April 9, 2011, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

The shareholder executing the proxy form may revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy: (a) by delivering another properly executed proxy form bearing a later date and depositing it in the manner described above; (b) by delivering an instrument in writing revoking the proxy, executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at the registered office of the Company, at any time up to and including the last business day preceding the date of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment, or (ii) with the chairman of the meeting on the day of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment; or (c) in any other manner permitted by law.

Voting of Proxies

The officers named in the proxy form enclosed with this management proxy circular will vote or withhold from voting the common shares of the Company in respect of which they are appointed proxy in accordance with the directions of the shareholder appointing them and, if a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, the shares will be voted by the designated officers:

—	“FOR” the election of each of the nominees for director named in this management proxy circular; and

—	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Voting and Ownership of Shares

At the close of business on the record date, the Company had 33,352,192 common shares outstanding and entitled to vote. Each share is entitled to one vote. The failure of any shareholder to receive a notice of meeting of shareholders does not deprive the shareholder of a vote at the meeting.

The following votes are required to approve each of the proposals at the meeting:

—	The vote for the election of the nominees for director named in this management proxy circular is cumulative and is described in more detail below; and

—

The vote for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the approval of a majority of the common shares represented and cast in respect of such matter to be effective.

No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares as of the record date. Votes will be tabulated by the Company’s transfer agent, Computershare Investor Services Inc., which is also serving as the inspectors of election for the meeting.

The enclosed proxy form confers discretionary authority on the persons named therein with respect to such other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof. As of the date of this management proxy circular, the management of the Company knows of no such other matters to be presented at the meeting.

Voting for the Election of Directors

Section 65(1) of the Business Corporations Act (New Brunswick) provides for cumulative voting for the election of directors so that each shareholder entitled to vote at an election of directors has the right to cast an aggregate number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides. The statute further provides, in section 65(2), that a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution of the shareholders is passed unanimously permitting two or more persons to be elected by a single resolution. Where a shareholder has voted for more than one candidate without specifying the distribution of votes among such candidates, the shareholder shall be deemed to have divided the votes equally among the candidates for whom such shareholder voted. If a shareholder desires to distribute votes otherwise than equally among the nominees for whom such shareholder has directed the persons in the enclosed form of proxy to vote, such shareholder must do so personally at the meeting or by another form of proxy. On any ballot for the election of directors, the persons named in the proxy will be deemed to have cast their votes equally among all the proposed nominees, unless: (a) any nominee is excluded by the shareholder in their proxy; or (b) the shareholder has directed that the shares be withheld from voting for the election of directors.

Counting of Votes

For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present. With respect to the approval of any particular proposal, abstentions and broker non-votes will not be counted in determining the number of votes cast. A broker non-vote occurs when a broker submits a proxy form with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers will return your proxy as a broker non-vote if the broker does not receive voting instructions from you and if, under applicable stock exchange or other rules, the broker does not have the discretion to vote those shares on one or more of the matters that come before the meeting.

ITEM 1 - ELECTION OF DIRECTORS

The Articles of Reorganization of the Company provide that the seven directors selected to serve on our Board pursuant to our final plan of reorganization will serve until July 22, 2011, and may generally not be removed except for cause. In addition, the Articles of the Company provide that our Board is to be comprised of a minimum of five (5) and a maximum of fifteen (15) directors, as determined from time to time by resolution of the Board. The Board has resolved that the entire Board will consist of seven (7) directors.

Each nominee presented below, if elected, will serve as a director for a term beginning on July 23, 2011 and until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the management proxies will be voted for the alternative nominee unless directed to withhold from voting, or elect to reduce the size of the Board.

The names of the nominees presented for election as directors at the annual meeting are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience and their service on other companies’ boards of directors.

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees or between the nominees and any of our officers.

Director Nominees

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name, Principal Occupation and Municipality of Residence	Director Since	Age
Stephen W. Bershad Chairman of the Board, GSI Group Inc. Santa Fe, New Mexico, U.S.A.	2010	69

Eugene I. Davis Chairman and Chief Executive Officer, PIRINATE Consulting Group, LLC Livingston, New Jersey, U.S.A.	2010	56

Dennis J. Fortino Consultant, Private Consultant USA Professional Services Scottsdale, Arizona, U.S.A.	2010	64

K. Peter Heiland President, Integrated Dynamics Engineering GmbH and Manager, JEC II Associates, LLC Dover, Massachusetts, U.S.A.	2010	49

Ira J. Lamel Executive Vice President and Chief Financial Officer, The Hain Celestial Group, Inc. Jericho, New York, U.S.A.	2010	63

Byron O. Pond Former Chairman, President and Chief Financial Officer, Amcast Industrial Corp. Chicago, Illinois, U.S.A.	2000	74

John A. Roush Chief Executive Officer, GSI Group Inc. Beverly, Massachusetts, U.S.A.	2010	46

Steven W. Bershad	Chairman of the Board

Mr. Bershad has been a Director of the Company since July 23, 2010 and Chairman of the Board of Directors since July 30, 2010. Mr. Bershad was Chairman of the Board and Chief Executive Officer of Axsys Technologies, Inc. (“Axsys”), a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Prior to that, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of EMCOR Group, Inc., a Fortune 500® leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. As a senior executive with Lehman Brothers for more than 15 years and the chief executive officer of Axsys for more than 20 years, Mr. Bershad has an invaluable background in investment banking, finance and business.

Eugene I. Davis	Director

Mr. Davis has been a Director of the Company since July 23, 2010. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, L.L.C., a privately held consulting firm specializing in crisis and turn-around management and strategic advisory services for public and private business entities. Prior to forming PIRINATE Consulting in 1997, Mr. Davis was Chief Operating Officer of Total-Tel USA Communications, Inc., President of Emerson Radio Corp. and Chief Executive Officer of Sport Supply Group, Inc. Mr. Davis has served as director for numerous public and private companies across various industries. Mr. Davis currently serves on the boards of Atlas Air Worldwide Holdings, Inc., Dex One Corporation, Global Power Equipment Group Inc., Spectrum Brands, Inc. and U.S. Concrete, Inc. Mr. Davis is a director of the following companies but will not stand for re-election at the 2011 annual meeting of shareholders: Knology, Inc., Roomstore, Inc., SeraCare Life Sciences, Inc. and Spansion Inc. Mr. Davis is also a director of Trump Resorts Entertainment, Inc., whose common stock is registered under the Securities Exchange Act of 1934, but does not trade. Mr. Davis is currently on the boards of Ambassadors International, Inc., Footstar, Inc., Orchid Cellmark Inc., Rural/Metro Corp., Smurfit-Stone Container Corporation and YRC Worldwide, Inc. On April 1, 2011, Ambassadors International announced that it had entered into an agreement to sell the Windstar Cruises’ business and operations to Whippoorwill Associates, Inc., a private investment firm, through the Chapter 11 legal process, after which Ambassadors International will no longer be a public company. Footstar has announced a merger transaction pursuant to which it will be acquired by Footstar Acquisitions, Inc. in a going-private transaction. On April 6, 2011, Orchid Cellmark announced that it has entered into a transaction pursuant to which it will be acquired by Laboratory Corporation of America Holdings. On March 28, 2011, Rural/Metro announced that it entered into a definitive agreement that provides for the acquisition of Rural/Metro by the private equity firm Warburg Pincus in a going-private transaction. Smurfit-Stone has announced a transaction to be acquired by Rock-Tenn Company. YRC Worldwide has announced that it has entered into a non-binding term sheet regarding a restructuring. Mr. Davis will no longer serve as a director of Orchid Cellmark, Rural/Metro, Smurfit-Stone or YRC Worldwide upon closing of those transactions or will resign by December 31, 2011 if the transactions have not closed by that time. During the past five years, Mr. Davis has also been a director of American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, PRG-Schultz International Inc., Silicon Graphics International, Terrastar Corp., Tipperary Corporation and Viskase, Inc. Mr. Davis offers leadership and experience from serving as a board member of over 20 public companies and as chairman and chief executive of several companies. Mr. Davis also brings to the Board experience with companies emerging from Chapter 11 restructuring processes and with respect to risk management. Mr. Davis provides insight into matters pertaining to the Company’s capital structure and merger and acquisition opportunities.

Dennis J. Fortino	Director

Mr. Fortino has been a Director of the Company since July 23, 2010. Mr. Fortino is a Consultant with Private Consultant USA Professional Services in Palo Alto, California (“PCUPS”), where he serves as a business consultant to develop business rationalization and growth plans to companies (including the Company) and also serves as an executive coach. Prior to becoming a Consultant with PCUPS in 2006, Mr. Fortino served as the Executive Vice President of the Lithography & Parametric Solutions Group at KLA-Tencor Corporation (“KLA-Tencor”), a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries between September 2000 and November 2005. From August 1997 to September 2000, he served as Vice President and General Manager of the Surfscan Division of KLA-Tencor and from November 1995 to July 1997 as the Vice President and General Manager of the Surface Metrology Division of KLA-Tencor. Mr. Fortino served as Vice President and General Manager for Spectra-Physics Lasers from July 1991 to October 1995. Mr. Fortino has more than 20 years of experience in the semiconductor and related microelectronics industries as well as a deep understanding of the Company’s products and related technologies. Mr. Fortino brings to the Company’s Board of Directors significant technology, operating experience, business acumen and insight into current and emerging business trends.

K. Peter Heiland	Director

Mr. Heiland has been a Director of the Company since July 23, 2010. Mr. Heiland has over 25 years of domestic and international management experience, as well as an extensive background in technology. Mr. Heiland is the founder and President of Integrated Dynamics Engineering GmbH (“IDE”), a developer and manufacturer of vibration control products, magnetic field compensation systems, acoustic enclosures and robotics, since March 1990. IDE’s products serve several markets, including the semiconductor industry. Mr. Heiland also serves as a manager of JEC II Associates, LLC, a privately held investment company. Mr. Heiland received a degree in mechanical engineering from the University of Wiesbaden for Applied Sciences in Germany. Mr. Heiland’s more than 25 years of experience in technology management positions and with products serving the semiconductor industry brings to the Company’s Board of Directors significant technology, business acumen, substantial operational experience and expertise in corporate strategy development.

Ira J. Lamel	Director

Mr. Lamel has been a Director of the Company since July 23, 2010. Mr. Lamel is Executive Vice President and Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain”), a leading natural and organic food and personal care products company operating in North America and Europe. Prior to joining Hain on October 1, 2001, Mr. Lamel was an audit partner in the New York Area practice of Ernst & Young LLP. He retired from Ernst & Young after a 29 year career serving clients in various industries, one of which included Excel Technology, Inc. (“Excel”), which was acquired by the Company in August 2008. Mr. Lamel served as the audit partner on Excel beginning with the audit for the year ended December 31, 2000 and through the review for the quarter ended June 30, 2001. In addition, Mr. Lamel served on the Board of Directors of Excel between 2004 and 2008. Mr. Lamel also served on the Board of Directors of Harvey Electronics (“Harvey”) between 2004 and 2007. On each such board at Excel and Harvey, Mr. Lamel was the chairman of the Audit Committee and a member of the Compensation Committee. Mr. Lamel brings to the Company’s Board of Directors extensive financial, accounting and auditing expertise, including an understanding of accounting principles, financial reporting rules and regulations and financial reporting processes acquired over the course of his 38-year career. In addition, Mr. Lamel’s prior service on the Board of Directors and as Chairman of the audit committee at Excel Technology, Inc. provides him with invaluable experience.

Byron O. Pond	Director

Mr. Pond has been a Director of the Company since 2000. From August 2006 through December 2006, Mr. Pond served as Interim Chief Executive Officer of Cooper Tire & Rubber Company, an automotive supply company. In 1999, Mr. Pond joined the Cooper Tire & Rubber Company Board of Directors and served until retirement in 2008. Mr. Pond joined the Board of Directors of Precision Castparts Corporation in 2000 and served until retirement in 2007. In February 2001, Mr. Pond joined Amcast Industrial Corporation. During his tenure he served as President, CEO and Chairman before retiring on his contract termination date in February 2004. After retirement, Mr. Pond remained as an Amcast director and also became non-executive Chairman. On November 1,

2004, Mr. Pond was asked to reassume the positions of Amcast Chairman, President and CEO. Amcast filed for protection under Chapter 11 of the U.S. Bankruptcy Code on November 30, 2004. From 1990, Mr. Pond was a senior executive with Arvin Industries, Inc., serving as its President and Chief Executive Officer from 1993 to 1996 and as its Chairman and Chief Executive Officer from 1996 to 1998. He retired as Chairman of Arvin Industries, Inc. in 1999. In 2008, Mr. Pond joined the Board of Directors of EMCON Technologies Inc., (“EMCON”) a global producer of exhaust systems and catalytic converters, controlled by One Equity Partners, a private equity unit of JP Morgan Chase. Mr. Pond retired from the EMCON Board of Directors in 2010 when the company was sold to Faurecia, a global automotive OEM component producer headquartered in France. Currently, Mr. Pond serves on the Board of Directors of ECRM Inc., a producer of laser imaging capital equipment for the printing industry. With more than 40 years of experience working with organizations and management structures, as the past Chairman and CEO of public companies, and as a member of the Company’s Board of Directors for approximately 10 years, Mr. Pond has a deep knowledge of all aspects of the Company’s business. In addition, Mr. Pond’s service on other public company Boards of Directors and his membership on the Company’s audit, compensation, and nominating & corporate governance committees, provide him with invaluable experience.

John A. Roush	Chief Executive Officer, Director

Mr. Roush was appointed the Company’s Chief Executive Officer and elected as a member of the Board of Directors on December 14, 2010. Mr. Roush joined the Company after a 12-year career with PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several senior leadership positions. Since 2009, Mr. Roush had been serving as president of PerkinElmer’s Environmental Health business. From 2004 to 2009, Mr. Roush led PerkinElmer’s Optoelectronics business unit, which supplies specialty photonics products to biomedical and industrial OEMs. From 1999 to 2004, Mr. Roush served in various general management roles within the Optoelectronics business unit. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., now Honeywell International, McKinsey & Company Inc. and General Electric. As the Company’s Chief Executive Officer, Mr. Roush provides an insider’s perspective in Board discussions about the business and strategic direction of the Company.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, subject to shareholder ratification, has selected and appointed the firm of Ernst & Young LLP of Boston, Massachusetts, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP has served as the Company’s independent registered public accountants since 1993. If shareholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2011, the Audit Committee will evaluate what would be in the best interests of the Company and its shareholders, and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent registered public accounting firms.

We expect a representative of Ernst & Young LLP to be present at the meeting to answer appropriate questions and to have an opportunity to make a statement if desired.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees for professional audit services rendered by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the audit of the Company’s consolidated annual financial statements for the years-ended December 31, 2010 and 2009, and fees for other services rendered by Ernst & Young LLP during those periods.

	2010	2009
Audit Fees (1)	$1,845,000	$1,893,000
Audit-Related Fees	–	–
Tax Fees (2)	126,300	40,000
All Other Fees (3)	1,995	–

Total	$1,973,295	$1,933,000

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the Company’s interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(3)	Represents fees billed for Ernst & Young LLP’s online research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance, or the engagement is entered into pursuant to the pre-approval procedure described below.

Pursuant to the Audit Committee Charter, the Audit Committee may delegate pre-approval authority to an individual member of the Audit Committee, provided that the decisions of any individual Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The prior approval of the Audit Committee or the pre-approval of the designated member of the Audit Committee was obtained for all services provided by Ernst & Young LLP in fiscal 2010.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.

In addition to fulfilling its responsibilities as set forth in its charter and further described below in “Corporate Governance–Board Committees and Meetings–The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2010. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61, as amended”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2010 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61, as amended.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Mr. Ira J. Lamel (Chairperson)

Mr. Eugene I. Davis

Mr. Byron O. Pond

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning John A. Roush, our Chief Executive Officer, may be found above in the section entitled “Item 1–Election of Directors” on page 8 of this management proxy circular.

Michael E. Katzenstein	Chief Restructuring Officer

Age:    51

Executive Officer Since: May 2010

Mr. Katzenstein served as the Chief Restructuring Officer (“CRO”) of the Company from May 6, 2010 through July 23, 2010. From July 23, 2010 to December 14, 2010, Mr. Katzenstein served as Principal Executive Officer of the Company and as a member of the Board of Directors. Since December 14, 2010 he has resumed the role of CRO. Mr. Katzenstein has provided services to the Company pursuant to the terms of an engagement letter dated May 6, 2010, between the Company and two of its wholly owned subsidiaries and FTI Consulting Inc. (“FTI”) in connection with the Company’s Chapter 11 bankruptcy proceedings. Mr. Katzenstein’s services have included serving as a member of the Company’s Board of Directors and restructuring and turnaround management services. Since January 1, 2009, Mr. Katzenstein has been a Senior Managing Director at FTI, a global consulting firm. Prior to that, since 2001, Mr. Katzenstein had been a founding partner of CXO, L.L.C., a turnaround management and advisory firm, which was acquired by FTI in December 2008. Mr. Katzenstein is a seasoned restructuring and turnaround management expert and has led multiple engagements across many industries, with concentration in media, technology, telecommunications and subscriber based businesses. Mr. Katzenstein currently serves on the Board of Directors of Sun-Times Media Group (now known as CNLC), which until 2010 owned and operated over 30 newspaper titles in the greater Chicago market, and is a member of the audit committee. He also served as chairman of the Board of Directors of RCN, a business/enterprise competitive local exchange carrier and provider of retail triple play broadband services in major U.S. markets and the tenth largest U.S. cable provider, and was a member of the executive, compensation and audit committees.

Robert Buckley	Chief Financial Officer

Age:    36

Executive Officer Since: March 2011

Mr. Buckley was appointed the Company’s Chief Financial Officer on March 31, 2011. Mr. Buckley also serves as the Company’s principal accounting officer. Prior to joining GSI in February 2011, Mr. Buckley served for 10 years in various financial positions of increasing responsibility at PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets. From September 2008 to February 2011, Mr. Buckley served as vice president and chief financial officer of PerkinElmer’s Environmental Health business. From September 2005 to 2008, Mr. Buckley was chief financial officer for Asia at PerkinElmer. From April 2001 to August 2005, Mr. Buckley served in various financial director roles at PerkinElmer. Prior to joining PerkinElmer, Mr. Buckley held management positions with Honeywell International, Inc. and was an advisor at Georgeson & Company, Inc.

Anthony J. Bellantuoni	Vice President, Corporate Resources

Age:    59

Executive Officer Since: September 2007

Mr. Bellantuoni joined the Company in September 2007 as Vice President, Human Resources. He assumed the role of Vice President, Corporate Resources in October 2009. Prior to joining the Company, Mr. Bellantuoni was employed at Dassault Systemes, a market leader in collaborative product lifecycle management application solutions, where he served as Vice President of Human Resources for their ENOVIA Division until September 2007. Prior to that, he was Vice President, Human Resources and Administration for the SIMULIA Division of Dassault Systemes, formerly privately held ABAQUS, Inc. Before joining ABAQUS, Inc. in January 2005,

Mr. Bellantuoni was Senior Vice President of Human Resources at ePresence, formerly Banyan Systems, a market leader in delivering Security and Identity Management solutions, from July 1997 until June 2004, and held various human resources management roles over the course of more than 17 years at Wang Laboratories, Inc. including assignments in Hawaii, Sydney, Australia and Brussels, Belgium.

Legal Proceedings Involving the Company’s Directors and Executive Officers

As previously disclosed, on November 20, 2009, the Company, together with two of its U.S. subsidiaries, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Byron O. Pond served as a director and Anthony Bellantuoni served as an executive officer of the Company at the time of the bankruptcy filing. On July 23, 2010, the Company emerged from bankruptcy and consummated its reorganization through a series of transactions contemplated by its final plan of reorganization.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently the Board is comprised of seven directors, and all except Mr. Roush have been determined by the Board to be independent under the rules of The NASDAQ Stock Market LLC, or NASDAQ. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by NASDAQ. The independent directors are Stephen W. Bershad, Eugene I. Davis, Dennis J. Fortino, K. Peter Heiland, Ira J. Lamel and Byron O. Pond. Mr. Roush is not independent because he is the Company’s Chief Executive Officer.

In evaluating and determining the independence of the directors, the Nominating and Corporate Governance Committee considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and entities with which some of the directors are or have been affiliated. Specifically, Mr. Heiland serves as an officer of a company with which the Company engages in ordinary course business transactions. The Nominating and Corporate Governance Committee considered the dollar amounts of these transactions and other factors and determined that they were not required to be disclosed as a related party transaction under the federal securities laws or otherwise impaired Mr. Heiland’s independence under NASDAQ rules. However, for the information of our shareholders, the transactions are further discussed in the section entitled “Certain Relationships” on page 53 of this management proxy circular. The Nominating and Corporate Governance Committee also considered that Mr. Heiland is the owner and manager of JEC II Associates, LLC, a privately held investment company and a significant shareholder of the Company. The committee determined that this relationship did not impair Mr. Heiland’s independence under NASDAQ rules. The Nominating and Corporate Governance Committee also considered that Mr. Bershad is a significant shareholder of the Company. The committee determined that this relationship did not impair Mr. Bershad’s independence. The Nominating and Corporate Governance Committee considered that Mr. Lamel previously served as an audit partner of the Company’s independent registered public accounting firm. The committee determined that this relationship did not impair Mr. Lamel’s independence in light of the significant passage of time since Mr. Lamel’s association with the firm. Finally, the Nominating and Corporate Governance Committee considered that Mr. Pond’s son is a non-audit employee and not a partner of the Company’s independent registered public accounting firm. The committee determined that this relationship did not impair Mr. Pond’s independence.

Please see the biography of each director under the section entitled “Item 1–Election of Directors” above for the public company boards on which such director serves.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established three standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a charter defining its responsibilities. The Board also has established a Search Committee to plan and oversee a smooth transition to permanent senior leadership of the Company. The Board of Directors does not have an executive committee.

The Company’s By-Laws require the Chairman of the Board to be a director and provide the Board with the ability to appoint the Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. We recognize that different board leadership structures may be appropriate for companies in different situations.

Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having Mr. Bershad serve as its Chairman of the Board and Mr. Roush serve as its Chief Executive Officer. Our current leadership structure permits Mr. Roush to focus his attention on managing our Company and permits Mr. Bershad to manage the Board. Accordingly, and in light of the short tenure of Mr. Roush as a Chief Executive Officer, we believe our current leadership structure is the optimal structure for us at this time.

The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, have responsibility for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

Compensation Risk

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Board Committees and Meetings

The Board maintains three standing committees whose functions are described below. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. The Board currently has one ad hoc committee, the Search Committee, to plan and oversee a smooth transition to permanent senior leadership of the Company. The following table sets forth the Board committee membership:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Search Committee (1)
Stephen W. Bershad		CHAIR		CHAIR
Eugene I. Davis	X		CHAIR
Dennis J. Fortino		X	X	X
K. Peter Heiland		X
Ira J. Lamel	CHAIR		X
Byron O. Pond	X		X
John A. Roush

(1)	Formed on July 30, 2010 to plan and oversee a smooth transition to permanent senior leadership.

Each standing committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.gsig.com in the Investors Relations section, under the Corporate Governance tab.

Meetings

The Board and standing committees met as follows during the year ended December 31, 2010, including meetings in 2010 that were prior to and subsequent to the Company’s emergence from bankruptcy on July 23, 2010:

Name	Number of Meetings
Board of Directors	34
Audit Committee	3
Compensation Committee	0
Nominating and Corporate Governance Committee	2

The independent directors also meet routinely in executive session in connection with regular meetings of the Board. Mr. Bershad presides over all executive sessions at which he is present.

Currently, we do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that absent compelling circumstances directors will attend. Last year six of seven directors then in office attended the annual and special meeting of shareholders.

During 2010, each director attended all board meetings during the period in which he has been a director and all meetings of committees on which the director served.

The Audit Committee

The Audit Committee consists of Mr. Lamel, Mr. Davis and Mr. Pond, with Mr. Lamel serving as Chairman. All members of the Audit Committee meet the membership requirements of NASDAQ, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the Securities and Exchange Commission (the “SEC”) regarding audit committee membership. The Board has further determined that Mr. Lamel is an “audit committee financial expert” as defined by the SEC.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and responsibility for reviewing and discussing with management and the independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of the independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, and discusses with management the Company’s policies with respect to risk assessment and risk management.

The Compensation Committee

The Compensation Committee consists of Mr. Bershad, Mr. Fortino and Mr. Heiland, with Mr. Bershad serving as Chairman. All members of the Compensation Committee meet the membership requirements of NASDAQ.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our officers, please see the “Compensation Discussion and Analysis” section below.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCG Committee”) consists of Mr. Davis, Mr. Fortino, Mr. Lamel and Mr. Pond, with Mr. Davis service as Chairman. All members of the NCG Committee meet the membership requirements of NASDAQ.

The NCG Committee is responsible for the following: (a) identifying individuals qualified to become board members and recommending such individuals to the Board as director nominees; (b) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (c) reviewing the qualifications of directors eligible to become members of the different committees of the board, and recommending to the Board director nominees for each committee; (d) overseeing periodic performance reviews of the Board; and (e) evaluating and making recommendations to our Board regarding director compensation.

Selection and Evaluation of Director Candidates

In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the NCG Committee solicits current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The NCG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the NCG Committee.

The criteria that the NCG Committee has established regarding the minimum qualifications for nominees are available on the Company’s Web site at http://www.gsig.com, in the “Investor Relations” section, under the Corporate Governance tab, with the title of “Director Selection and Board Composition.” The criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. The Board and NCG Committee have not established a formal policy on the consideration of diversity in director candidates.

Once potential candidates are identified, the NCG Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then interviewed by each member of the NCG Committee, the Chairman of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.

The NCG Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.

Any shareholder who intends to recommend a candidate to the NCG Committee for nomination as a director should deliver written notice to the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (i) consent to be nominated and named in the Company’s management proxy circular and, if elected, to serve as a director of the Company and (ii) agreement to be interviewed by the NCG Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the NCG Committee to complete its review in a timely fashion.

Under the Company’s Articles, a shareholder may propose a director candidate for inclusion in the Company’s notice of meeting if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the common shares of the Company entitled to vote at the shareholder’s meeting to which the nomination is to be presented. Any shareholder, as described in the preceding sentence, wishing to propose a director candidate for inclusion in the Company’s notice of meeting must provide notice to the Company by February 11, 2012 and include the information about such nominee as discussed above with respect to director candidates recommended by shareholders.

The Current Director Nominees

Pursuant to the Company’s final plan of reorganization, upon the Company’s emergence from bankruptcy on July 23, 2010, the Board consisted of seven members, including the Principal Executive Officer, two members selected by certain required holders of the Company’s previous notes (the “Noteholders”), two members with industry expertise selected by the Official Committee of Equity Security Holders in the bankruptcy case (the “Equity Committee”), one member selected by mutual agreement between the Noteholders and the Equity Committee, and one member selected by the Board of the Company prior to the Company’s emergence from bankruptcy on July 23, 2010. Mr. Pond was selected by the Company’s Board prior to its emergence on July 23, 2010, Mr. Bershad and Mr. Heiland were selected by the Equity Committee, Mr. Davis and Mr. Lamel were selected by the Noteholders, and Mr. Fortino was selected by the Noteholders and Equity Committee. As part of the Company’s planned leadership transition, John Roush was elected a director on December 14, 2010, succeeding Michael Katzenstein. Mr. Roush was identified to the Search Committee of the Board by a third party search firm, which was hired to recommend candidates for the chief executive officer position.

Communications with the Board

The Board has not established a formal process for shareholders to send communications to the Board and/or individual directors due to the limited number of such communications historically. However, the names of all directors are available to shareholders in this management proxy circular and on the Company website. If the Company receives any shareholder communication intended for the full Board or any individual director, the Company will forward all such communications to the full Board or such individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate. Any shareholder communications should be sent to: GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, Attention: Investor Relations.

Code of Ethics and Business Conduct

All of the Company’s directors, officers and employees must act in accordance with the Code of Ethics and Business Conduct, which has been adopted by the Company’s Board of Directors. A copy of the Code of

Ethics and Business Conduct is available on the Company’s website at http://www.gsig.com in the “About GSI Group” section. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding disclosure of an amendment to, or waiver from, a provision of this Code of Ethics and Business Conduct with respect to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on the section of the Company’s website discussed above, unless a Form 8-K is otherwise required by law or applicable listing rules.

Orientation and Continuing Education

The Company’s Corporate Governance Guidelines provide that directors are expected to participate in an orientation program within six months of the annual meeting at which new directors are elected or the date on which new directors are appointed. In addition, the Company may periodically make available to its directors continuing educational opportunities designed to assist them in performing their Board and committee functions.

Assessments

The NCG Committee is responsible for annually overseeing a review of the performance of the Board, and each of the NCG Committee, Audit Committee and Compensation Committee is responsible for annually reviewing such committee’s own performance. As the Board and its committees were re-constituted upon the Company’s emergence from bankruptcy on July 23, 2010, the Board and its committees have not yet determined the process by which such assessments will occur.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

The following details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and the role of the Compensation Committee of the Board of Directors and the executive staff in setting executive compensation. In light of the Company’s emergence from Chapter 11 proceedings on July 23, 2010, and the establishment of a new Compensation Committee as described below in “Compensation Committee Members and Independence,” the Compensation Committee is in the process of reviewing the Company’s executive compensation programs as described in this Compensation Discussion and Analysis. This review may result in future changes to our executive compensation structure and the elements of our executive compensation.

In this section, the use of the terms, “we”, “our”, “us” refers to the Company and the “Committee” refers to the Compensation Committee unless otherwise specified.

Executive Summary

Compensation Philosophy

The Committee evaluates and sets executive compensation consistent with the Company’s philosophy to provide a compensation package that incentivizes and retains a highly qualified executive team and rewards both short-term and long-term performance as measured against established goals. Our executive compensation structure seeks to promote this philosophy through a combination of the following types of awards: base pay, cash bonus incentive awards and long-term incentive awards, which are comprised primarily of restricted stock unit awards. The key elements of our stated philosophy are as follows:

—

Pay-for-Performance.    The Committee reviews the overall design of our executive compensation program on an annual basis to ensure that our executive compensation is aligned with both annual and long-term performance goals.

—

Compensation mix with a larger percentage of “at-risk” compensation.    Through adoption of an equity incentive plan and commencement of significant equity grants to executives in 2011, the Committee has increased the percentage of “at-risk” compensation for executives. The Committee may also consider further increasing the emphasis on “at-risk” elements of compensation in the future by reducing or maintaining base salaries and/or increasing annual and long-term bonus potentials.

—	Prudent corporate governance. We are committed to maintaining a prudent corporate governance model and to continually improving our compensation practices and policies. Key practices include:

¡	Annual review of the compensation philosophy of the Company by the Compensation Committee.

¡	Maintenance of a Compensation Committee composed entirely of independent, non-employee directors who satisfy applicable independence requirements.

¡	Consideration and engagement of outside compensation consultants as appropriate.

For a full description of our 2010 executive compensation program, please see “Executive Compensation Philosophy” and “Executive Compensation and Comparable Company Data.”

Highlights of our 2010 Executive Compensation Program and Key Decisions for our 2011 Executive Compensation Program

On July 23, 2010, the Company emerged from bankruptcy and consummated its reorganization through a series of transactions contemplated by its final plan of reorganization. Following emergence from bankruptcy, the Company implemented several new executive compensation practices and arrangements intended to reinforce our compensation philosophy, as described above. Such practices occurred both in fiscal 2010 and the beginning of fiscal 2011 and, in order to provide an understanding of the executive compensation for the last fiscal year and the Company’s ongoing pay practices, our accomplishments during both such periods are set forth below:

—	Implementation of a new equity incentive plan to reward attainment of long-term performance goals and encourage pay-for-performance.

—

Employment of Messrs. Roush and Buckley as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, and the award of long-term incentive compensation to Messrs. Roush and Buckley in the form of restricted stock units. These awards were in part intended to compensate Messrs. Roush and Buckley for equity awards which they forfeited as a result of their terminations of employment with their prior employer. We believe that these awards helped us attract Messrs. Roush and Buckley and help align the interests of our most senior managers with those of our stockholders.

—

Implementation of the Senior Management Incentive Program for senior executives, which seeks to balance the percentage of compensation provided in the forms of base salary, biannual cash bonus incentive awards, and equity awards for key executives.

—	Focus on implementation of improved internal financial reporting controls and processes to assure that performance-based compensation is based on accurate financial results.

—	Implementation of biannual cash bonus incentive awards determined based on three performance metrics: (1) divisional EBITDA, (2) total Company EBITDA and (3) individual performance (non-financial).

—

Commencement of a plan to reduce aggregate base compensation to general managers and corporate leaders by approximately 15% while raising total target compensation by approximately 11% by increasing the amount of restricted stock unit awards.

While equity grants to the executive officers for 2011 will become vested solely based on continued service, the Company intends to grant equity awards in the future that will vest in part upon the attainment of certain performance targets. The “make-whole” restricted stock unit awards granted to Messrs. Roush and Buckley provide for vesting upon certain terminations of employment, including termination without cause or for good reason, because these awards are intended to mirror the terms of equity awards which they forfeited as a result of their terminations of employment with their prior employer. In the future, the Company will determine whether equity awards will vest upon any terminations of employment on a case-by-case basis. In addition, the Company’s employment agreements with Messrs. Roush and Buckley contain “Section 280G tax gross-up” provisions that provide for payments if Mr. Roush or Mr. Buckley becomes subject to parachute payment excise taxes imposed in connection with any change in control of the Company. These provisions were negotiated in connection with our hiring of Mr. Roush as Chief Executive Officer and Mr. Buckley as Chief Financial Officer. Although the Company determined that such provisions were appropriate for Messrs. Roush and Buckley in order to assist in the recruitment and retention of Messrs. Roush and Buckley and in order to help ensure a stable senior management team in the event of any future change in control transaction, in the future the Company will determine whether similar tax gross-ups will be implemented with respect to any other employees on a case-by-case basis.

For a full description of the Company’s executive compensation program, please see “Executive Compensation Program Elements,” “2010 Executive Compensation–The Year in Review,” “2010 CEO Compensation,” and “Post-2010 Executive Agreements.”

Compensation Committee Members and Independence

From January 1, 2010 until July 23, 2010, the Compensation Committee was comprised of three independent directors: Marina Hatsopoulos (Chair), Byron O. Pond, and Garrett Garrettson, Ph.D. Pursuant to our final plan of reorganization, upon the Company’s emergence from Chapter 11 proceedings on July 23, 2010, Ms. Hatsopoulos and Messrs. Pond and Garrettson, Ph.D. resigned as members of the Compensation Committee. They were subsequently replaced by Messrs. Bershad, Fortino and Heiland. None of the past or current members were, at any time, officers or employees of the Company or its subsidiaries. On March 31, 2011, following an annual independence review by the Company’s Nominating and Corporate Governance Committee, members of the Board of Directors determined that each member of the Compensation Committee was an independent director under the applicable rules of NASDAQ.

Role of the Committee

The Committee is responsible for setting, implementing and monitoring the Company’s executive compensation policy. The Committee reviews and determines the compensation to be paid to the Company’s executive officers, which also includes the implementation and administration of the Company’s equity plans, cash bonus plans and similar programs.

The Committee receives advice and input from the Chief Executive Officer of the Company (the “CEO”) and, where appropriate, outside consultants and legal counsel on compensation issues. The Compensation Committee also solicits input from the CEO and VP, Corporate Resources regarding general compensation policies, including the appropriate level and mix of compensation for other executive officers.

The Committee operates pursuant to a written charter (the “Charter”). The Charter sets forth the Committee’s purpose, authority, responsibilities, and procedures. The Charter is reviewed and approved by the Compensation Committee and is available at the Investor Relations page of the Company’s website (http://www.gsig.com/investors/). In summary, the Committee has been established by the Board to determine the appropriate compensation of the Company’s senior management. The Committee meets as often as the chair of the Committee deems necessary or advisable to fulfill its responsibilities. The Committee reports its actions and recommendations, if any, to the full Board of Directors at each quarterly meeting of the Board of Directors. The Committee meets in executive session, and, where appropriate, with members of management, including the CEO, outside consultants, HR representatives and the Company’s outside legal counsel.

The Committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to the other executive officers, including all of the other executive officers named in the Summary Compensation Table. The CEO is authorized by the Committee to evaluate senior executive performance against annual goals and then report his findings to the Committee, together with his recommendations for senior executive compensation for the coming year. The Committee then meets with the CEO to discuss his evaluations and recommendations; however, the Committee retains responsibility and authority for executive officer compensation.

The Compensation Committee meets annually to review the salary, bonus and equity award compensation given to the named executive officers. In addition, the compensation program provides for bonuses based on corporate, business unit, and individual performance as applicable, and each year the Compensation Committee will adjust targets obtainable pursuant to the compensation program. For named executive officers, the Compensation Committee determines whether the Company’s financial performance for the preceding year justifies adjustments to base salaries, bonuses and granting of share-based compensation as part of its annual review. In addition, from time to time, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations. The Compensation Committee may then recommend its compensation proposal to the full Board for its approval.

Each year, the Compensation Committee reviews and approves proposed grants of equity awards for executive officers. Common stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing shareholder value and, thus, providing an important benefit to shareholders.

Pursuant to the Charter, the Committee may form and delegate authority to subcommittees of the Committee, to the extent consistent with the Company’s articles of association, bylaws, Corporate Governance Guidelines, applicable law and NASDAQ rules, except that it may not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Executive Compensation Philosophy

The Company’s compensation policy seeks to build long-term shareholder value by tying compensation to financial performance and important Company goals, and by incentivizing and retaining a highly qualified executive team. To that end, the Committee believes executive compensation packages provided by the Company to its named executive officers should include both cash and share-based compensation that reward performance as measured against established goals.

The following principles guide the Company’s executive compensation program:

1.	Executives who perform should expect to receive a salary that is commensurate with market conditions. Historically, the Company has looked to establish salary structures around the mean of the Company’s peers.

2.	Bonuses and equity grants are intended to reflect, in large part, a pay-for-performance culture. The Company uses equity grants to provide an appropriate balance between long-term incentives that are focused on performance and retention.

3.	Performance should be measured against a mix of absolute measures (e.g., profitability goals) and relative measures (e.g., market share, performance relative to peers, etc.), as well as individual performance against Management by Objectives, where applicable.

4.	Equity grant metrics should not be revised after the grant date.

5.	Equity grant metrics should fairly account for the effects of non-recurring events such as individual acquisitions and reorganizations.

6.	Total compensation is a function of individual responsibility within the Company, and the ability to contribute meaningfully to the Company’s success.

7.	Total compensation should allow the Company to attract the best possible candidates and to motivate them to meet or exceed performance metrics that will build long-term shareholder value.

8.	Equity-based performance metrics should not target short-term goals or short-term financial enhancements unless those goals are also congruent with building long-term shareholder value.

Executive Compensation and Comparable Company Data

Generally, each year, the Committee reviews each named executive officer’s total compensation and, in connection therewith, considers market data for similar positions at other public companies, market data and other relevant sources.

The Compensation Committee works directly with the Company’s human resources organization, which evaluates and presents the Committee with information gathered from public sources for officers at other public companies. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to executive officers at other public companies.

The Committee does not believe it is appropriate to set executive compensation levels based exclusively on compensation surveys and comparable company data. Rather, the Committee uses these surveys and comparable company data as tools for internally confirming that the Company’s executive compensation program is, in the aggregate, reasonable in scope, market-competitive, and consistent from year to year. Other important factors that drive compensation decisions include individual qualifications and expertise, responsibility, annual individual performance, particular industry and market conditions of a business segment.

The Committee also considers the performance of the Company’s named executive officers on an individual basis before determining the compensation arrangement for each of them.

The Committee may retain the services of advisors and it has the budgetary authority to hire such advisors as it deems necessary. In order to determine the competitiveness of the Company’s overall compensation for executive officers, the Company reviews the compensation for comparable positions within its industry, the historical compensation levels of the executive officers and the individual performance of executive officers evaluated against their individual objectives established for the preceding year.

Due to the Company’s filing for Chapter 11 reorganization under the U.S. Bankruptcy Code on November 20, 2009, no salary changes for the then-current named executive officers were implemented in 2010. As a result, the Committee did not engage an outside consultant to conduct a peer review in 2010.

Executive Compensation Program Elements

Executive compensation at the Company includes base salary, annual cash bonus incentive compensation, equity-based compensation and, depending on the individual, perquisites and severance benefits. Compensation benefits vary between executives based on the Committee’s determination as to what is appropriate under the policies set forth above. Each year, the Committee reviews each named executive officer’s total compensation and compares it with market data for similar positions at other public companies, market data and other relevant sources.

Base Salary

Base salary is intended to be a fixed level of competitive income and is compensation for services rendered in the job that the executive was hired to perform. In setting base salary, the Committee considers qualifications and experience, prior employment (including historical compensation), industry knowledge, scope of responsibilities (including potential growth in responsibilities), individual performance, quality of leadership, internal pay equity, survey data, and tax deductibility. No specific weighting is applied to the factors. Salaries are set once per year as part of the compensation review process. Annual increases to salaries, when approved and implemented, are based on individual performance, peer group data and cost of living adjustments.

Cash Bonus Incentive

For 2010, the Committee extended the approved 2009 Annual Management Bonus Program (“Annual Management Bonus Program” or “MBP”) for Operating Business Unit General Managers, including Stephen Webb and Philippe Brak. The MBP intends to focus on and reward achievement of short-term financial goals. The MBP pays quarterly bonuses based upon the profits contributed by an operating business unit and other factors such as: strategic initiatives, new product introductions, and the potential of the team and of the business unit. The MBP is generally designed to incentivize management to drive short-term operating results. The Committee has delegated authority to the CEO to administer the MBP taking into account various discretionary factors. The general parameters of the Annual Management Bonus Program are as follows:

—	Bonuses are payable to the business units that generate and contribute profits for a particular business quarter.

—

Between 1.5% to 5% of the business unit’s profits will be allocated to a bonus pool for that business unit to be paid to that business unit’s key managers/contributors, including the General Manager. Between 25% and 60% of the amount allocated to the bonus pool is to be paid to the General Manager at the discretion of the Company’s CEO based on the size and nature of the division’s business, the amount of contributed profits for that quarter, consistency of the business unit in achieving quarterly profitability and positive cash flow from operations.

—

The actual bonuses paid to the managers and key contributors of each business unit will vary by business unit and by quarter since they take into account the strategic role and complexity of each business unit, the growth potential of the business unit, the progress made on new product development and team building, the role of each business unit president/general manager and his impact on the business unit as well as prior bonus payments and other factors.

—

Target bonus pool amounts for each business unit are determined mostly from historical performance results. When a division has sustained a consistent level of profitability, a similar percentage of profits may be allocated for bonus payouts. In the case of a business unit that has not participated in this program in the past, the CEO will apply the factors mentioned above to determine an appropriate level of bonus pool to allocate to the business unit.

Annual cash bonuses for executives in non-operating business unit positions are intended to reward executive officers for the achievement of Company financial and/or individual performance.

Equity-Based Compensation

The Company uses equity-based compensation to align executive compensation with long-term goals that enhance shareholder value. Equity grants are also intended to promote executive retention with the Company by extending vesting periods over several years.

It is the Company’s practice to make an initial equity-based grant to all executives at the time they commence employment in an amount that is consistent with those granted to executive officers within the Company and in the industry at similar levels of seniority using information obtained from sources such as the Radford Executive Compensation Survey, Culpepper Executive Compensation Survey data and Equilar. In the future, the Company expects to consider and make annual grants of equity-based compensation to executives during the first fiscal quarter of each year on a case-by-case basis.

Perquisites and Retirement Benefits

In addition to the elements of compensation discussed above, the Company offers the executive officers contributions towards health, dental, life, accidental death and dismemberment, and disability insurance premiums. The Company does not offer a deferred compensation program, nor does it offer retirement benefits other than a 401(k) defined contribution plan for U.S.-based executives and comparable local country competitive retirement savings benefits for non-U.S.-based executives. This plan provides for Company matching contributions of 50% of the first six percent of compensation up to the maximum amount allowed under the Internal Revenue Code.

In 2010, the Company matched 100% of contributions made by executive officers to the retirement savings benefits plan in the United Kingdom up to a maximum of 8% of the executive officer’s earnings as defined in the associated plan document. Executives may also receive perquisites including, in various cases, a car allowance, tax preparation fee reimbursement, supplemental disability insurance, and other benefits, all of which are detailed in the Summary Compensation Table below.

2010 Executive Compensation–The Year in Review

In setting executive compensation for 2010, the Committee reviewed the Company’s existing compensation programs and philosophy in the context of the Company’s Chapter 11 status and improving economic and business conditions in fiscal 2010.

On February 23, 2009, the Committee approved a 20% temporary one-year reduction of base salary effective April 1, 2009 for Messrs. Edelstein, Ph.D., Bellantuoni, Webb and Brak, each a named executive officer in 2009 and 2010. Effective April 1, 2010, the respective annual base salaries were reinstated. However, as a result of the adverse effect the world-wide economic downturn had on the Company’s business, the Company’s Chapter 11 bankruptcy filing, and the Company’s status as a delinquent filer, the Company and the Committee recommended no increase in base salaries in 2010 to named executive officers and did not implement a 2010 executive bonus plan. Instead, the Company extended the Annual Management Bonus Program, established in 2009, for the managers and key contributors of the Company’s business units, including Messrs. Brak and Webb, and provided eligibility for discretionary performance bonuses for non-operating executives, based on, among other things, consolidated net income (as a measure of overall financial performance) and executives’ individual efforts to meet the extraordinary challenges facing the Company.

Following is a description of the Annual Management Bonus Program as it applied to Mr. Brak and Mr. Webb who were named executive officers during the year-ended December 31, 2010 and were eligible to participate in this Program.

—

Amounts earned pursuant to the Annual Management Bonus Program are determined based on the actual financial performance of their respective business unit. However, the determination of the bonus pool and amount allocated to the business unit manager were at the discretion of the Chief Executive Officer. Accordingly, individuals were to receive no cash payouts to the extent the financial performance of the business unit was deemed inadequate. Pursuant to the terms of the Annual Management Bonus Program, an overall bonus pool for the respective business unit was determined by the Chief Executive Officer based on actual operating profit earned by the business unit. Amounts earned by the business unit managers under the Annual Management Bonus Program were determined by the Chief Executive Officer based on an allocation of the overall bonus pool. Within the terms of the Annual Management Bonus Program, there were certain parameters defining a possible range of a business unit’s operating profits that could be allocated to an overall bonus pool and a possible range of the established bonus pool that could be allocated to the respective business unit managers; however, the determination of the overall bonus pool and business unit manager allocation was purely discretionary since neither a threshold financial or performance metric nor a maximum payout was outlined. The actual amount earned is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

In 2010, Mr. Webb earned approximately $36,000, which represents approximately 10.0% of the total 2010 bonus pool established for the business unit that Mr. Webb manages, pursuant to the Annual Management Bonus Program. Mr. Brak did not receive a cash bonus pursuant to the 2010 Annual Management Bonus Program. There was no bonus incentive plan pertaining to any of the other named executive officers during the year-ended December 31, 2010. However, certain named executive officers earned one-time bonus payments in 2010, as follows:

—	The Company authorized a one-time signing bonus in the amount of $176,375 to John Roush, Chief Executive Officer, for joining the Company in December 2010.

—

The Company authorized a bonus payable in the amount of $35,000 to Glenn Davis, Principal Financial Officer and Principal Accounting Officer, in connection with his contributions to the Company during its Chapter 11 bankruptcy proceedings.

—

The Company authorized a bonus payable in the amount of $40,000 to Anthony Bellantuoni, Vice President, Corporate Resources, in connection with his significant contributions to the Company prior to and following the Chapter 11 bankruptcy proceedings.

The amounts paid to named executive officers in the fiscal year ended December 31, 2010 are detailed in the compensation tables that follow this section. This section should be read in conjunction with the Executive Compensation Program Elements section above.

The significant impact of the economic downturn on the Company followed by the Company’s bankruptcy filing in November 2009 made it inappropriate to continue the equity-based component of the annual and long-term incentive awards.

Additionally, as a result of our Chapter 11 restructuring and the fact that a registration statement was not in effect for our 2006 Equity Incentive Plan, we did not have the ability to make any equity-based awards to our named executive officers. The 2006 Equity Incentive Plan was terminated upon our emergence from Chapter 11 as contemplated by our final plan of reorganization. Also, pursuant to the final plan of reorganization, our Board of Directors and the Company’s shareholders authorized a new 2010 management incentive plan covering up to 8% of our fully-diluted common shares at the Company’s annual shareholders’ meeting on November 23, 2010.

Certain of the named executive officers who served during the fiscal year-ended December 31, 2010 are not compensated by the Company and therefore, are not subject to the overall philosophies expressed in this Compensation Discussion and Analysis.

—

Michael Katzenstein and Gabriel Bresler were appointed as Chief Restructuring Officer and Associate Chief Restructuring Officer, respectively, pursuant to the terms of an engagement letter dated May 6, 2010 between the Company and two of its wholly owned subsidiaries and FTI that was entered into in connection with the Company’s Chapter 11 proceedings. Messrs. Katzenstein and Bresler are not employees of the Company and therefore are not compensated by the Company. Mr. Katzenstein also served as Company’s Principal Executive Officer and Director from July 23, 2010 until December 14, 2010. Further information regarding the arrangement with FTI is provided in the section entitled “Certain Relationships” on page 53 of this management proxy circular.

—

Glenn Davis was appointed Principal Financial Officer and Principal Accounting Officer on April 1, 2010. Mr. Davis serves as Principal Financial Officer and Principal Accounting Officer pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC on January 12, 2009 and is not an employee of the Company. With the exception of a $35,000 bonus payment earned and paid to Mr. Davis in 2010, as described in footnote (1) to the Summary Compensation Table, Mr. Davis is not compensated by the Company. Further information regarding this arrangement is provided in the section entitled “Certain Relationships” on page 53 of this management proxy circular.

2010 CEO Compensation

Dr. Sergio Edelstein

Dr. Edelstein served as the Company’s Chief Executive Officer from July 10, 2006 to May 25, 2010. On February 23, 2009, the Committee approved a temporary one-year reduction of base salary effective April 1, 2009 for Dr. Edelstein. Effective April 1, 2010, Dr. Edelstein’s annual base salary was reinstated to $520,000. As a result of the adverse effect the world-wide economic downturn was having on the Company’s business and the Company’s status as a delinquent filer, no formal cash incentive plan was developed for Dr. Edelstein in 2010 and no equity grants were awarded to him in 2010.

On May 24, 2010, the Company entered into a Separation and Release Agreement with Dr. Edelstein in which the terms and conditions related to his resignation from employment effective May 25, 2010 were specified. In exchange for a set of comprehensive releases from Dr. Edelstein, the Company agreed to provide Dr. Edelstein with: 12 months of base salary in the form of salary continuance, a lump sum payment of $259,123.48 and immediate vesting of all outstanding unvested shares of restricted stock which were issued to him upon our emergence from bankruptcy.

Michael Katzenstein

Mr. Katzenstein served as Company’s Principal Executive Officer from July 23, 2010 until December 14, 2010. As previously discussed, Mr. Katzenstein was appointed pursuant to an engagement letter the Company entered into with FTI Consulting Inc. and was not an employee of the Company and therefore was not compensated by the Company.

John Roush

On July 30, 2010, the Board formed an ad hoc Search Committee to plan and oversee a smooth transition to permanent senior leadership. This committee, chaired by Stephen Bershad, also included Dennis Fortino and Michael Katzenstein, who was serving as Principal Executive Officer of the Company following his role as Chief Restructuring Officer. The Search Committee retained Lancor, a global executive search firm, to assist it in identifying and vetting outside candidates for the position. The search was conducted on a nation-wide basis and a number of candidates from across the country were considered. The position required that the individual reside in or relocate to the greater Boston area. The Search Committee, with the assistance of the search firm, identified and interviewed multiple candidates, ultimately narrowing the selection to three outside candidates. Each member of the Search Committee interviewed each of the finalists at least once. After considering all of the information, the Search Committee ultimately recommended John Roush to the full Board as the most qualified candidate for the position. Mr. Roush was living and working in Massachusetts at the time. The Search Committee negotiated the terms of Mr. Roush’s agreement. The terms of the employment agreement with Mr. Roush were guided by: comparable company data provided by Towers Watson, a leading global professional services company well known for its executive compensation practice; the Company’s existing CEO compensation program; Mr. Roush’s salary history; and input from Lancor.

On November 16, 2010, the Company and Mr. Roush entered into an employment agreement (the “CEO Employment Agreement”) providing for the employment of Mr. Roush in an advisory capacity prior to December 14, 2010 and as the Company’s Chief Executive Officer on and after December 14, 2010. The initial term of Mr. Roush’s employment (the “Initial CEO Term”) expires on December 13, 2013 and will automatically be extended for successive one-year periods unless either the Company or Mr. Roush gives 90-days notice of non-extension to the other party (the Initial CEO Term and any such successive one-year periods, collectively, the “CEO Term”). Mr. Roush receives an initial base salary of $500,000 per year, subject to review and upward adjustment by the Company’s Board of Directors in its sole discretion. In addition, in March 2011, the Company paid Mr. Roush a one-time cash payment of $176,375. On December 20, 2010, the Company granted to Mr. Roush 333,334 restricted stock units (the “CEO Sign-On RSUs”) pursuant to the terms of the CEO Employment Agreement. The CEO Sign-On RSUs will vest in substantially equal installments over three years from December 13, 2010 and will become fully vested immediately prior to a Change in Control (as defined in the CEO Employment Agreement). During the period beginning on December 13, 2010 and ending immediately prior to the grant of the CEO Sign-On RSUs, Mr. Roush was, under certain circumstances, entitled to receive (but did not ultimately receive) a one-time lump sum cash payment equal to the fair market value of 333,334 shares of the Company’s common stock in lieu of the CEO Sign-On RSUs.

Starting in 2011, Mr. Roush will be eligible to receive an annual performance-based cash bonus of 85% of his annual base salary (the “CEO Target Bonus”) payable upon the attainment of individual and Company performance goals established by the Board of Directors in consultation with Mr. Roush, which the Board of Directors may increase at its discretion should such performance goals be exceeded. With respect to 2011, Mr. Roush will receive a minimum cash bonus equal to 80% of the CEO Target Bonus even if his individual and/or the Company performance goals are not attained.

In March 2011, the Company granted Mr. Roush the 2011 annual equity compensation award required by the terms of the CEO Employment Agreement in the form of 133,334 restricted stock units (the “CEO 2011 RSUs”), which will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control. Beginning in 2012, Mr. Roush will be granted an annual equity compensation award equal to 200% of his annual base salary in each applicable year of the CEO Term (collectively, the “CEO Annual Equity Awards”).

Post-2010 Executive Agreements

On February 10, 2011, the Company and Robert Buckley entered into an employment agreement (the “CFO Employment Agreement”) providing for the employment of Mr. Buckley in an advisory capacity prior to March 31, 2011 and as the Company’s Chief Financial Officer on and after March 31, 2011. The initial term of Mr. Buckley’s employment (the “Initial CFO Term”) expires on February 22, 2014 and will automatically be extended for successive one-year periods unless either the Company or Mr. Buckley gives 90-days notice of non-extension to the other party (the Initial CFO Term and any such successive one-year periods, collectively, the “CFO Term”). Mr. Buckley receives an initial base salary of $325,000 per year, subject to review and upward adjustment by the Company’s Board of Directors in its sole discretion. On February 22, 2011, the Company granted Mr. Buckley 110,000 restricted stock units (the “CFO Sign-On RSUs”) pursuant to the terms of the CFO Employment Agreement. The CFO Sign-On RSUs will vest in substantially equal installments over three years from the Effective Date and will become fully vested immediately prior to a Change in Control (as defined in the CFO Employment Agreement).

Starting in 2011, Mr. Buckley will be eligible to receive an annual performance-based cash bonus of 65% of his annual base salary (the “CFO Target Bonus”) payable upon the attainment of individual and Company performance goals established by the Board of Directors in consultation with Mr. Buckley, which the Board of Directors may increase at its discretion should such performance goals be exceeded. With respect to 2011, Mr. Buckley will receive a minimum cash bonus equal to 85% of the CFO Target Bonus even if his individual and/or the Company performance goals are not attained.

In March 2011, the Company granted Mr. Buckley the 2011 annual equity compensation award in the form of 50,000 restricted stock units pursuant to the terms of the CFO Employment Agreement, which will vest in substantially equal installments over three years from the date of grant and will become fully vested immediately prior to a Change in Control. Beginning in 2012, Mr. Buckley will be granted an annual equity compensation award equal to 150% of his annual base salary in each applicable year of the CFO Term (collectively, the “CFO Annual Equity Awards”). The CFO Annual Equity Awards will become fully vested immediately prior to a Change in Control and will otherwise be subject to the same vesting schedule and other general terms and conditions as annual equity awards made to other senior executives of the Company.

The terms of the employment agreement with Mr. Buckley were guided by: comparable company data provided by Towers Watson, a leading global professional services company well known for its executive compensation practice; the Company’s previous CFO compensation program and Mr. Buckley’s salary history.

Executive Severance Agreements

Pursuant to the employment agreement entered into with Mr. Roush on November 16, 2010, the Company has certain obligations to Mr. Roush upon termination of employment. Further information regarding the termination obligations is provided in “Potential Payments Upon Termination or Change in Control” below.

Pursuant to the employment agreement entered into with Mr. Buckley on February 10, 2011, the Company has certain obligations to Mr. Buckley upon termination of employment. Further information regarding the termination obligations is provided in “Potential Payments Upon Termination or Change in Control” below.

Indemnification Agreements

As of December 31, 2010, Messrs. Roush, Katzenstein, Davis, Bellantuoni, and Dr. Edelstein were parties to indemnification agreements with the Company and, in the case of Mr. Roush, GSI Group Corp., a subsidiary of the Company. Additionally, Messrs. Katzenstein and Bresler are covered by an indemnification provision included in the engagement letter between the Company and FTI. In addition, as of February 10, 2011, Mr. Buckley became a party to indemnification agreements with the Company and GSI Group Corp., a subsidiary of the Company. Such indemnification agreements and provisions generally provide, among other things, that each executive will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such executive in connection with any proceeding by reason of his or her relationship with the Company. In addition, such indemnification agreements and provisions provide for the advancement of expenses incurred by each executive in connection with any proceeding covered by such indemnification agreements, subject to the conditions set forth therein and to the extent such advancement is not prohibited by law.

Tax and Accounting Implications

In 2010, the Company’s compensation programs were affected by each of the following:

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Accounting for Stock-Based Compensation: The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standard Codification (“ASC”) 718, “Stock Compensation”. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

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Section 162(m) of the Internal Revenue Code: This section generally limits the deductibility of compensation for a public company’s chief executive officer and its three other most highly compensated named executive officers (other than the principal financial officer) unless the compensation is less than $1 million during any fiscal year or is “performance-based” under

Section 162(m). The Company periodically reviews the potential consequences of Section 162(m), and it generally intends to structure the performance-based portion of executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to the Company. The Committee in its judgment may; however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Management Proxy Circular.

Mr. Stephen W. Bershad (Chairperson)

Mr. Dennis J. Fortino

Mr. K. Peter Heiland

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by each of the Company’s named executive officers. For the year-ended December 31, 2010, the Company’s named executive officers consisted of: (i) the individuals who served as the Principal Executive Officer or Chief Executive Officer (J. Roush, M. Katzenstein and S. Edelstein, Ph.D.) during the year-ended December 31, 2010, (ii) the individual who served as the Principal Financial Officer (G. Davis) during the year-ended December 31, 2010, (iii) the three most highly compensated executive officers other than the Principal Executive Officer or Chief Executive Officer and the Principal Financial Officer who were serving as of December 31, 2010 (M. Katzenstein, A. Bellantuoni and G. Bresler), and (iv) two additional executive officers who would have met the requirements in (iii), but for the fact that the individuals were not considered named executive officers as of December 31, 2010 (P. Brak and S. Webb) (the individuals described in (i) through (iv) above, collectively, the “NEOs” or “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Non-Equity Incentive Plan Compensation ($)(3) (g)		All Other Compensation ($)(4) (i)		Total ($) (j)
Executive Officers
John A. Roush	2010	28,846	176,375	3,290,007		–		28		3,495,256
Chief Executive Officer

Michael E. Katzenstein	2010	–	–	–		–		–		–	(5)
Chief Restructuring Officer and Former Principal Executive Officer

Glenn E. Davis	2010	–	35,000	–		–		–		35,000	(6)
Principal Financial Officer Principal Accounting Officer

Anthony J. Bellantuoni	2010	209,058	40,000	–		–		21,542		270,600
Vice President, Corporate Resources	2009	186,022	–	–		–		19,670		205,692
	2008	215,880	–	101,250	(7)	8,736		24,575		350,441

Gabriel E. Bresler	2010	–	–	–		–		–		–	(5)
Associate Chief Restructuring Officer

Philippe Brak	2010	239,231	–	–		–		6,756		245,987
Vice President and General Manager	2009	212,692	–	–		–		546,836	(8)	759,528
	2008	250,962	25,000	202,500	(10)	37,500		461,855	(9)	977,817

Stephen Webb	2010	221,608	–	–		36,025	(11)	33,407		291,040
Managing Director	2009	177,375	–	–		7,830		32,684		217,889
	2008	251,417	–	101,250	(7)	12,762		37,476		402,905

Former Executive Officers
Sergio Edelstein, Ph.D	2010	189,600	–	437,490	(12)	–		828,045		1,455,135
Former President and Chief Executive Officer	2009	442,400	–	–		–		18,174		460,574
	2008	514,000	–	607,500	(13)	–	(14)	21,997		1,143,497

(1)

Amounts shown exclude performance-based incentive payments which to the extent applicable are included in “Non-Equity Incentive Plan Compensation.” Amount shown for Mr. Roush in 2010 represents a one-time signing bonus earned by Mr. Roush in 2010 and paid to Mr. Roush prior to March 15, 2011. Amount shown for Mr. Davis in 2010 represents a one-time bonus earned by and paid to Mr. Davis in 2010 pursuant to his contributions to the Company during its Chapter 11 bankruptcy proceedings. Amount shown for Mr. Bellantuoni in 2010 represents a one-time bonus earned by Mr. Bellantuoni in 2010 and paid prior to March 15, 2011, for his significant contributions to the Company during the year-ended December 31, 2010. Amount shown for Mr. Brak in 2008 represents a one-time signing bonus earned by and paid to Mr. Brak in 2008.

(2)	Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718 (disregarding any reduction in such value due to any estimate of forfeitures related to service-based vesting conditions). Under ASC 718, compensation expense with respect to stock awards is generally recognized over the vesting periods applicable to the awards. For further discussion regarding the assumptions used in the estimation of the fair value of these awards and details regarding the associated calculation of compensation cost related thereto, refer to Note 10 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011. With the exception of a sign-on restricted stock unit award granted to Mr. Roush in 2010 pursuant to his employment agreement, there were no stock or option awards granted to NEOs in the fiscal years ended December 31, 2010 or 2009. The amount shown for Dr. Edelstein in 2010 represents the aggregate compensation cost recognized during the year-ended December 31, 2010 associated with the modification of previously granted, outstanding but unvested, restricted stock awards pursuant to the Separation and Release Agreement entered into as of May 24, 2010.

(3)	Amounts shown consist of awards earned during the period based on performance under the applicable annual cash bonus incentive plan. With the exception of amounts earned in 2008, amounts earned under the Company’s annual cash bonus incentive plan are typically payable by their terms at a later date in the year following the year in which they are earned, subject to continued employment through the date of payment. Amounts shown for 2008 were originally payable by their terms in March 2009, subject to continued employment through the date of payment, but payment was subsequently deferred until successful completion of the Company’s restatement upon filing of the Form 10-K for the year-ended December 31, 2008. Amounts earned in 2008 were paid in 2010. The only cash bonus incentive plan in effect during the years ended December 31, 2010 and 2009 was the Annual Management Bonus Program, which applied to only Messrs. Brak and Webb. Under this program, Messrs. Brak and Webb were eligible to earn and be paid a bonus on a quarterly basis.

(4)	Includes the following for 2010:

	Executive Officers				Former Executive Officers
	Mr. Roush ($)	Mr. Bellantuoni ($)	Mr. Brak ($)	Mr. Webb ($)	Dr. Edelstein ($)
Car Allowance	$–	$8,734	$–	$11,690	$4,662
Defined Contribution Plan Match	–	6,725	6,202	17,729	3,457
Life Insurance Premiums	28	1,057	554	3,988	401
Other[4]	–	5,026	–	–	402
Severance: Salary Continuation	–	–	–	–	520,000	[1]
Severance: Lump Sum	–	–	–	–	259,123	[2]
Vacation Payout	–	–	–	–	40,000	[3]

	$28	$21,542	$6,756	$33,407	$828,045

[1]	Amount represents salary continuation of 12 months in accordance with the May 24, 2010 Separation and Release Agreement.

[2]	Amount represents a lump sum payment in accordance with the May 24, 2010 Separation and Release Agreement.

[3]	Amount represents payment for earned and accrued unused vacation time through May 25, 2010 in accordance with the May 24, 2010 Separation and Release Agreement.

[4]	Amounts include reimbursement of financial and tax services and reimbursement of automobile related fees, including maintenance and registration fees.

(5)	Messrs. Katzenstein and Bresler were appointed Chief Restructuring Officer and Associate Chief Restructuring Officer, respectively, pursuant to the terms of the engagement letter dated May 6, 2010 between the Company and two of its wholly owned subsidiaries and FTI. Consequently, Messrs. Katzenstein and Bresler are not employees of the Company and are not individually compensated by the Company. Mr. Katzenstein also served as the Company’s Principal Executive Officer and as a Director of the Company from July 23, 2010 until December 14, 2010. Further information regarding the arrangement with FTI is provided in the section entitled “Certain Relationships” on page 53 of this management proxy circular.

(6)	Mr. Davis was appointed Principal Financial Officer and Principal Accounting Officer on April 1, 2010. Mr. Davis serves as Principal Financial Officer and Principal Accounting Officer pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC on January 12, 2009. Consequently, Mr. Davis is not an employee of the Company and with the exception of a $35,000 bonus payment earned and paid to Mr. Davis in 2010, Mr. Davis is not individually compensated by the Company. Further information regarding this arrangement is provided in the section entitled “Certain Relationships” on page 53 of this management proxy circular.

(7)	Excludes 7,333 performance-based restricted stock awards that were granted on March 14, 2008 and were forfeited during the year-ended December 31, 2008. At the time of the grant, it was not probable that the performance conditions related to these shares would be achieved. Assuming the highest level of performance conditions would be achieved, the aggregate grant date fair value of all stock awards granted to each of Mr. Webb and Mr. Bellantuoni in 2008 would be $279,450, an increase of $178,200 to the respective numbers reported in the table above.

(8)	Amount shown includes, among other things, reimbursements for costs incurred while Mr. Brak was on assignment in Rugby, UK, including tax-related gross-up payments and the related relocation costs incurred in connection with Mr. Brak’s relocation from Rugby, UK to California, USA, which in the aggregate equaled approximately $540,276.

(9)	Amount shown includes, among other things, reimbursements for relocation costs incurred in connection with Mr. Brak’s relocation from California, USA to Rugby, UK, which in the aggregate equaled approximately $452,725.

(10)	Excludes 14,667 performance-based restricted stock awards that were granted on March 14, 2008 and were forfeited during the year-ended December 31, 2008. At the time of the grant, it was not probable that the performance conditions related to these shares would be achieved. Assuming the highest level of performance conditions would be achieved, the aggregate grant date fair value of all stock awards granted to Mr. Brak in 2008 would be $558,900, an increase of $356,400 to the number reported in the table above.

(11)	Amount shown represents cash bonus payable pursuant to the Annual Management Bonus Program.

(12)

Pursuant to the terms of the Separation and Release Agreement entered into as of May 24, 2010, the vesting associated with all of Dr. Edelstein’s unvested previously issued restricted stock awards was accelerated effective on the date of employment termination (May 25, 2010). The vesting was accelerated for all outstanding awards whether subject only to service-based vesting conditions or also subject to the achievement of performance metrics. The accelerated vesting pertained to 58,332 restricted stock awards, including 50,000 performance-based shares granted in 2006 and 8,332 service-based shares granted in 2008. The amount shown represents the aggregate modification date fair value of the accelerated awards based on the stock price on the date of modification.

(13)	Excludes 44,000 performance-based restricted stock awards that were granted on March 14, 2008 and were forfeited during the year-ended December 31, 2008. At the time of the grant, it was not probable that the performance conditions related to these shares would be achieved. Assuming the highest level of performance conditions would be achieved, the aggregate grant date fair value of all stock awards granted to Dr. Edelstein in 2008 would be $1,676,700, an increase of $1,069,200 to the number reported in the table above.

(14)	The amount previously reported as earned by Dr. Edelstein in 2008 was $176,800; however, this amount was not paid prior to Dr. Edelstein’s termination and Dr. Edelstein waived all rights to such bonus upon termination.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards granted to the Company’s Named Executive Officers during the year-ended December 31, 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)					Grant Date Fair Value of Stock Awards (l) ($)
Name(a)	Type	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All other stock awards: number of shares of stock or units (#) (i)
Executive Officers
John A. Roush	Bonus	–	–		–		–
	Equity - RSU	12/20/2010							–	–	–	333,334		3,290,007	(3)
Michael E. Katzenstein	Bonus	–	–		–		–
	Equity	–							–	–	–	–		–
Glenn E. Davis	Bonus	–	–		–		–
	Equity	–							–	–	–	–		–
Anthony J. Bellantuoni	Bonus	–	–		–		–
	Equity	–							–	–	–	–		–
Gabriel E. Bresler	Bonus	–	–		–		–
	Equity	–							–	–	–	–		–
Philippe Brak	Bonus	(4)	-	(5)	-	(6)	-	(7)
	Equity	–							–	–	–	–		–
Stephen Webb	Bonus	(4)	-	(5)	32,984	(6)	71,640	(7)
	Equity	–							–	–	–	–		–

Former Executive Officers
Sergio Edelstein, Ph. D.	Bonus	–	–		–		–
	Equity	5/25/2010							–	–	–	58,332	(8)	437,490	(9)

(1)

Amounts in these columns reflect threshold, target and maximum payout levels under the Annual Management Bonus Program, the only applicable bonus program for the year ended December 31, 2010. Mr. Brak and Mr. Webb are the only NEOs for the year-ended December 31, 2010 that were eligible to participate in the Annual Management Bonus Program due to their respective roles as Vice President/General Manager and Managing Director, of certain business units. Amounts earned pursuant to the Annual Management Bonus Program are determined based on the financial performance of the respective business units. However, the determination of the bonus pool and amount allocated to the business unit manager were at the discretion of the Chief Executive Officer. Accordingly, individuals were to receive no cash payouts to the extent the financial performance of the business unit was deemed inadequate. Pursuant to the terms of the Annual Management Bonus Program, an overall bonus pool for the respective business unit was determined by the Chief Executive Officer based on actual operating profit earned by the business unit. Amounts earned by the business unit managers under the Annual Management Bonus Program were determined by the Chief Executive Officer based on an allocation of the overall bonus pool. Within the terms of the Annual Management Bonus Program, there were certain parameters defining a possible range of a business unit’s operating profits that could be allocated to an overall bonus pool and a possible range of the established bonus pool that could be allocated to the respective business unit managers; however, the determination of the overall bonus pool and business unit manager allocation was purely discretionary since neither a threshold financial or performance metric nor a maximum payout was outlined. The actual amount earned is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	No performance-based awards under any equity incentive plan were granted to the NEOs during the year ended December 31, 2010.

(3)	Grant date fair value of restricted stock unit award issued during the year-ended December 31, 2010 was calculated by multiplying the number of restricted stock units granted by the market price of the Company’s common stock on the date of grant.

(4)	The 2009 Management Bonus Program was approved in February 2009 and the Company decided to continue the program in 2010.

(5)	Failure to generate operating profit or meet a minimum level of performance as determined by the Chief Executive Officer would have resulted in no bonus earned or paid out pursuant to the Annual Management Bonus Program.

(6)	The target payouts assume the achievement of the quarterly operating profit objective pursuant to the respective business unit’s fiscal year 2010 forecast. Additionally, the target payouts assume that the overall bonus pool for the respective business unit is established at the mid-point of the range as defined in the Annual Management Bonus Program and that the allocation of the bonus pool to the respective executive is also at the mid-point of the range as defined in the Annual Management Bonus Program. The actual amount earned by Mr. Brak and Mr. Webb, respectively, under the Annual Management Bonus Program was $0 and $36,025, respectively. The target payout for Mr. Brak is $0 because the respective business unit was not expected to generate an operating profit.

(7)	The maximum potential payouts assume the achievement of the quarterly operating profit objective pursuant to the respective business unit’s fiscal year 2010 forecast. Additionally, the maximum potential payouts assume that the overall bonus pool for the respective business unit is established at the maximum of the range as defined in the Annual Management Bonus Program and that the allocation of the bonus pool to the respective executive is also at the maximum of the range as defined in the Annual Management Bonus Program. However, the maximum potential payouts under the Annual Management Bonus Program were unlimited. The actual amount earned by Mr. Brak and Mr. Webb, respectively, under the Annual Management Bonus Program was $0 and $36,025, respectively. The maximum potential payout for Mr. Brak is $0 because the respective business unit was not expected to generate an operating profit.

(8)	Pursuant to the terms of the Separation and Release Agreement entered into as of May 24, 2010, the vesting associated with all of Dr. Edelstein’s unvested previously issued restricted stock awards was accelerated effective on the date of employment termination (May 25, 2010). The vesting was accelerated for all outstanding awards whether subject only to service-based vesting conditions or also subject to the achievement of performance metrics. The accelerated vesting pertained to 58,332 restricted stock awards, including 50,000 performance-based shares granted in 2006 and 8,332 service-based shares granted in 2008.

(9)	The amount shown represents the aggregate modification date fair value of the accelerated awards based on the stock price on the date of modification.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock awards that have not yet vested for each of the Company’s Named Executive Officers as of December 31, 2010. There were no outstanding option awards held by the Company’s Named Executive Officers as of December 31, 2010.

		Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)
Executive Officers
John A. Roush	12/20/2010	333,334	(2)	3,526,674
Michael E. Katzenstein	-	-		-
Glenn E. Davis	-	-		-
Anthony J. Bellantuoni	3/14/2008	1,389	(3)	14,696
Gabriel E. Bresler	-	-		-
Philippe Brak	3/14/2008	2,777	(3)	29,381
Stephen Webb	3/14/2008	1,389	(3)	14,696

Former Executive Officers
Sergio Edelstein, Ph.D.	-	-		-

(1)	Represents the product of the shares in column (g) multiplied by $10.58, the closing market price of the Company’s common stock on the OTC Markets Group, Inc. as of December 31, 2010.

(2)	Represents time-based restricted stock units granted on December 20, 2010. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in three equal annual installments on December 13, 2011, December 13, 2012 and December 13, 2013, provided that the executive remains employed by the Company on the vesting dates.

(3)	Represents time-based restricted shares granted on March 14, 2008. These shares vested on March 14, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding all restricted stock awards that vested and the value realized upon vesting by each of the Company’s Named Executive Officers during the year-ended December 31, 2010. There were no option awards exercised by any of the Company’s Named Executive Officers during the year-ended December 31, 2010.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(2) (e)
Executive Officers
John A. Roush	-	-
Michael E. Katzenstein	-	-
Glenn E. Davis	-	-
Anthony J. Bellantuoni	4,521	28,611
Gabriel E. Bresler	-	-
Philippe Brak	2,778	14,001
Stephen Webb	3,476	21,401

Former Executive Officers
Sergio Edelstein, Ph.D.	82,331	552,583

(1)	Shares that vested during the year-ended December 31, 2010 and were released upon bankruptcy emergence were subject to an approximate 6% holdback related to an escrow established in connection with the Company’s emergence from bankruptcy. The shares listed do not reflect the escrow, however, pursuant to the resolution of the class action litigation, all escrow shares were released to the respective individuals in March 2011.

(2)	Value realized on vesting is computed by multiplying the number of shares of stock vested by the closing market price of the Company’s common stock on the applicable vesting date or the release date, to the extent the release date occurs subsequent to the vest date.

Potential Payments Upon Termination or Change of Control

The following table sets forth estimated compensation that, in addition to any payments in connection with earned but unpaid salary, unused vacation time, employee benefits and business expenses through the applicable termination date, the Company would be obligated to provide to each of the Company’s Named Executive Officers upon termination of employment or change in control pursuant to the terms of individualized employment agreements or other contractual obligations. Other than these agreements and obligations, there are no other plans or other contractual obligations triggered upon termination of employment or change in control related to the Company’s Named Executive Officers. The amounts reflected in the following table assume that the termination of employment or change in control occurred on December 31, 2010.

Dr. Edelstein and the Company entered into a Separation and Release Agreement dated May 24, 2010, which sets forth the separation payments and benefits payable to Dr. Edelstein. Dr. Edelstein’s employment with the Company terminated effective May 25, 2010.

Name	Event	Salary ($)	Bonus ($)	Vesting of Outstanding Stock ($)	IRC Section 280G Gross-Up Payment ($)	Total ($)
Executive Officers
John A. Roush	Termination without cause or by employee for good reason	$750,000 (1) (18 months salary)	– (2)	$3,526,674 (3) (4) (5) (6) (Immediate vesting of CEO Sign-On RSUs)	–	$4,276,674
	Termination without cause or by employee for good reason, within 12 months following a change in control	$1,000,000 (1) (200% annual base salary in a lump sum)	– (2)	$3,526,674 (3) (4) (5) (6) (Immediate vesting of CEO Sign-On RSUs)	$594,687(7)	$5,121,361
	Termination due to death or by Company due to disability	N/A	– (2)	$3,526,674 (3) (4) (5) (6) (Immediate vesting of CEO Sign-On RSUs)	–	$3,526,674
Michael E. Katzenstein			No agreement
Glenn E. Davis			No agreement
Anthony J. Bellantuoni			No agreement
Gabriel E. Bresler			No agreement
Philippe Brak			No agreement
Stephen Webb	Termination without cause, in lieu of notice	$166,206 (1) (9 months salary)	–	–	–	$166,206

(1)	Amounts based on the executive’s annual base salary for the year-ended December 31, 2010.

(2)	Beginning in 2011, the amount to be paid is equal to the product of: (i) amount of bonus that would have been payable if executive was still employed as of the applicable date in which the date of termination occurs based on actual individual and Company performance goals in such year and (ii) ratio of the number of days elapsed during the fiscal year in which such termination of employment occurs to 365. However, if the termination date occurs in 2011, the guaranteed bonus (if greater), which is equal to 80% of the target bonus of 85% of annual base salary, will be used in place of the calculated bonus.

(3)	CEO Sign-on RSUs represent grant of 333,334 RSUs on December 20, 2010.

(4)	Represents the outstanding number of shares of 333,334 multiplied by $10.58, the closing market price of the Company’s common stock as of December 31, 2010.

(5)	Additionally, pursuant to the restricted stock unit award agreement for the CEO Sign-On RSUs, the CEO Sign-On RSUs will become fully vested and non-forfeitable immediately prior to and subject to consummation of a Change in Control.

(6)	The following additional equity awards may be granted in the future and may be subject to accelerated vesting in connection with certain terminations of employment on and after the applicable date of grant: (i) 133,334 RSUs granted in March 2011 and (ii) annual equity compensation awards with a value equal to 200% of Mr. Roush’s annual base salary, commencing after 2011.

(7)	The estimated amount of the potential tax gross-up payment was calculated assuming (1) a change of control on December 31, 2010, (2) the application of the highest marginal rate of federal income taxation, and (3) the application of the highest marginal rate of state and local income taxes in the locality of Mr. Roush’s residence (net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes). This estimated calculation is for purposes of this table only and does not reflect any reduction for any amounts determined to be reasonable compensation or attributable to non-competition covenants; actual results may differ.

Termination Agreements

Employment Agreement with Mr. Roush

On November 16, 2010, the Company and Mr. Roush entered into an employment agreement (as defined above, the “CEO Employment Agreement”). The initial term of the CEO Employment Agreement is a period of three years from December 13, 2010 through December 13, 2013, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CEO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change in control.

Upon termination of Mr. Roush’s employment for any reason, Mr. Roush or Mr. Roush’s estate is entitled to receive: (i) any portion of Mr. Roush’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Roush, (iii) any accrued, but unused vacation pay owed to Mr. Roush and (iv) any amount arising from Mr. Roush’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CEO Accrued Amounts”).

If Mr. Roush’s employment is terminated by the Company without Cause (as defined in the CEO Employment Agreement) or by Mr. Roush for Good Reason (as defined in the CEO Employment Agreement), then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) continue to pay the annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CEO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Roush a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Roush’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), and (iii) cause any unvested CEO Sign-On RSUs to be become vested, the pro rata portion of the CEO 2011 RSUs and any CEO Annual Equity Awards subject to service-based vesting to become vested, and the pro rata portion of any CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with its terms based on actual performance; provided that if such termination occurs (x) while Mr. Roush is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CEO Employment Agreement), then the Company will cause the CEO Sign-On RSUs, the CEO 2011 RSUs, and all CEO Annual Equity Awards subject to service-based vesting to be fully vested and all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance, and (y) within 12 months after a Change in Control, then the Company will cause all unvested equity awards held by Mr. Roush to become vested, deeming for purposes of awards subject to performance-based vesting that the Company will attain “target” performance levels.

If Mr. Roush’s employment is terminated due to death or by the Company due to Disability (as defined in the CEO Employment Agreement), then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or if termination of Mr. Roush’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), (ii) cause any unvested CEO Sign-On RSUs, CEO 2011 RSUs and CEO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Roush is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CEO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Code. The gross-up is intended to be of an amount necessary to place Mr. Roush in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Code.

In accordance with the terms of the CEO Employment Agreement, no payment shall be made and no acceleration in vesting shall occur, pursuant to Mr. Roush’s employment being terminated by the Company without Cause, within 12 months after a Change in Control, by Mr. Roush for Good Reason, due to death or by the Company due to Disability, if and following the date certain Restricted Covenants (as defined in the CEO Employment Agreement) are violated during the Restricted Period (defined as the period from the Effective Date, as defined in the CEO Employment Agreement, through the eighteen month anniversary of the Date of Termination, as defined in the CEO Employment Agreement), if the violations are not cured within 30 days of written notice thereof.

Employment Agreement with Mr. Buckley

On February 11, 2011, the Company and Mr. Buckley entered into an employment agreement (as defined above the “CFO Employment Agreement”). The initial term of Mr. Buckley’s employment (the “Initial CFO Term”) expires on February 22, 2014, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CFO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change in control.

Upon termination of Mr. Buckley’s employment for any reason, Mr. Buckley or Mr. Buckley’s estate is entitled to receive: (i) any portion of Mr. Buckley’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Buckley, (iii) any accrued, but unused vacation pay owed to Mr. Buckley and (iv) any amount arising from Mr. Buckley’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CFO Accrued Amounts”).

If Mr. Buckley’s employment is terminated by the Company without Cause (as defined in the CFO Employment Agreement) or by Mr. Buckley for Good Reason (as defined in the CFO Employment Agreement), then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) continue to pay the annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CFO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Buckley a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Buckley’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), and (iii) cause any unvested CFO Sign-On RSUs to be become vested, the pro rata portion of the CFO 2011 RSUs and any CFO Annual Equity Awards subject to service-based vesting to become vested, and the pro rata portion of any CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with its terms based on actual performance; provided that if such termination occurs while Mr. Buckley is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CFO Employment Agreement), then the Company will cause the CFO Sign-On RSUs, the CFO 2011 RSUs, and all CFO Annual Equity Awards subject to service-based vesting to be fully vested and all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

If Mr. Buckley’s employment is terminated due to death or by the Company due to Disability (as defined in the CFO Employment Agreement), then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company (or, if termination of Mr. Buckley’s employment occurs in the fiscal year 2011, a prorated portion of his guaranteed bonus for 2011 if greater), (ii) cause any unvested CFO Sign-On RSUs, CFO 2011 RSUs and CFO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Buckley is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CFO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Code. The gross-up is intended to be of an amount necessary to place Mr. Buckley in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Code.

In accordance with the terms of the CFO Employment Agreement, no payment shall be made and no acceleration in vesting shall occur, pursuant to Mr. Buckley’s employment being terminated by the Company without Cause, within 12 months after a Change in Control, by Mr. Buckley for Good Reason, due to death or by the Company due to Disability, if and following the date certain Restricted Covenants (as defined in the CFO Employment Agreement) are violated during the Restricted Period (defined as the period from the Effective Date, as defined in the CFO Employment Agreement, through the eighteen month anniversary of the Date of Termination, as defined in the CFO Employment Agreement), if the violations are not cured within 30 days of written notice thereof.

Service Agreement with Mr. Webb

On December 13, 2010, the Company and Mr. Webb entered into a service agreement (“Service Agreement”). Pursuant to the terms of the Service Agreement, there are certain obligations of the Company that become due in the event of termination.

The term of employment will continue pursuant to the terms of the Service Agreement until terminated by either the Company or Mr. Webb giving the other at least nine months of written notice (“Notice Period”). However, the employment may be terminated at any time and with immediate effect by the Company, if the Company pays a sum in lieu of notice (“Payment in Lieu”) equal to the salary as of the date of termination which the employee would have been entitled to receive under the Service Agreement during the Notice Period. The Payment in Lieu will not include any element in relation to: (i) any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made, (ii) any payment with respect to benefits which the employee would have been entitled to receive during the period for which the Payment in Lieu is made; and (iii) any payment with respect to any holiday entitlement (as defined in the Service Agreement) that would have accrued during the period for which the Payment in Lieu is made. The Payment in Lieu would be payable in equal monthly installments (“Installment Payments”) until the date on which the notice period would have expired if notice had been given. In the event of a Payment in Lieu, Mr. Webb would be obliged to seek alternative income during the Payment in Lieu period and to notify the Company of any income received during this period. In the event alternative income is received, the installment payments would be reduced by the amount of such alternative income received. The Company may also terminate the employment with Mr. Webb with immediate effect, without notice and with no liability to make any further payment to Mr. Webb, other than amounts accrued at the date of termination, if certain conditions pursuant to the terms of the Service Agreement exist.

Also, pursuant to the terms of the Service Agreement, following service of the notice to terminate, the Company or the Company’s Board of Directors may by written notice require Mr. Webb not to perform any service, or to perform only specific services until the termination of employment. During this period, Mr. Webb would continue to receive his salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement, remain an employee of the Company and bound by the terms of the Service Agreement, and follow other specified conditions pursuant to the Service Agreement.

Pursuant to the terms of the Service Agreement, there are certain post-termination restrictions that Mr. Webb must comply with in order to protect the confidential information, trade secrets and business connections of the Company. These restrictions generally extend 12 months following termination.

Separation and Release Agreement for Dr. Edelstein

Dr. Edelstein’s employment with the Company terminated effective May 25, 2010. The Company entered into a Separation and Release Agreement (“Separation Agreement”) with Dr. Edelstein as of May 24, 2010, which superseded all prior arrangements and understandings related to rights and benefits in effect upon termination or change in control. Pursuant to the Separation Agreement, Dr. Edelstein executed a release in favor of the Company in exchange for certain separation benefits. More specifically, the Separation Agreement with Dr. Edelstein provided for payment of the following benefits:

—	All accrued and unpaid base salary earned through May 25, 2010;

—	Payment for earned and accrued unused vacation time through May 25, 2010;

—	12 months of salary continuation, $520,000, to be paid in accordance with the Company’s normal bi-weekly payroll practices;

—	A lump sum payment of $259,123.48, and

—

Reimbursement for all reasonable business expenses incurred by Dr. Edelstein prior to termination provided that expenses are submitted in accordance with the Company’s policies no later than 45 days following the termination date.

In addition, in accordance with the terms of the Separation Agreement, the vesting associated with all of Dr. Edelstein’s unvested previously issued restricted stock awards was accelerated effective on the date of employment termination. The vesting was accelerated for all outstanding awards whether subject only to service-based vesting conditions or also subject to the achievement of performance metrics.

Change in Control Agreements

At the Annual and Special Meeting of Shareholders held on November 23, 2010, the shareholders of GSI Group, Inc. approved the Company’s 2010 Incentive Award Plan (“2010 Incentive Plan”). The 2010 Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock, deferred stock units, dividend equivalents, performance awards and stock payments to employees, consultants and directors. The 2010 Incentive Plan does not provide for a specific effect upon a Change in Control, as defined. Therefore, in general, upon a Change in Control, as defined, the terms and conditions of the applicable award agreement would control.

Pursuant to the terms of restricted stock unit award agreements for the 333,334 and 133,334 restricted stock units granted to Mr. Roush on December 20, 2010 and March 9, 2011, respectively, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, as defined in the CEO Employment Agreement, and subject to the consummation of, and Mr. Roush’s continued employment or services until immediately prior to, such Change in Control.

Pursuant to the terms of restricted stock unit award agreements for the 110,000 and 50,000 restricted stock units granted to Mr. Buckley on February 22, 2011 and March 9, 2011, respectively, the restricted stock units will become fully vested and nonforfeitable immediately prior to a Change in Control, as defined in the CFO Employment Agreement, and subject to the consummation of, and Mr. Buckley’s continued employment or services until immediately prior to, such Change in Control.

DIRECTOR COMPENSATION

In general, the Company uses a combination of cash and equity-based compensation to attract and retain candidates to serve on the Company’s Board of Directors. The Company does not compensate directors who are also employees for their service on the Board of Directors. Accordingly, during the year-ended December 31, 2010, Messrs. Roush, Katzenstein, and Dr. Edelstein, who served as the Company’s Chief Executive Officer or Principal Executive Officer, at different times during the year-ended December 31, 2010, did not receive any compensation for their service on the Board of Directors. The Board of Director compensation is overseen by the Nominating and Corporate Governance Committee rather than the Compensation Committee, which focuses on employee compensation. The Nominating and Corporate Governance Committee periodically reviews its cash and equity-based compensation for non-employee directors and makes recommendations to the Board of Directors for any adjustments.

Prior to the Company’s emergence from its Chapter 11 restructuring on July 23, 2010, the director compensation included an annual retainer earned quarterly, an additional annual retainer earned quarterly for serving as a Chairperson of the Board of Directors or for serving as a chairperson of a committee of the Board of Directors, individual meeting fees for each meeting or teleconference attended, and an annual grant of $40,000 of time-based restricted stock that was scheduled to vest annually in equal increments over three years, beginning on the first anniversary of the grant date. The annual director fee for service on the Board of Directors was $13,200. The additional annual fee for service as the Chairperson of the Board of Directors was $32,400. The additional annual fee for service as chairperson of a committee was $4,800 for the chairperson of the Audit Committee, $2,400 for both the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee, and $1,600 for the chairperson of the Technology Committee. In addition, fees for each in-person individual meeting were $1,200, while fees for each individual teleconference meeting were $600. Upon emergence from bankruptcy, fees payable for compensation related to annual retainers and individual meetings that occurred in 2010 through the date of bankruptcy emergence were paid in cash to the members of the pre-emergence Board of Directors. Also, fees payable to the pre-emergence Board of Directors for compensation owed related to annual retainers and individual meeting fees that occurred prior to 2010, but were unpaid as of the date of emergence, were satisfied through the issuance of common shares and cash, as applicable, upon emergence from Chapter 11 restructuring on July 23, 2010. Additionally, upon emergence from bankruptcy, the 2010 annual grant of $40,000 time-based restricted stock was granted to each director who continued to serve on the reconstituted post-emergence Board of Directors and to each director for whom the retirement provisions of the Company’s equity plan applied. Members of the pre-emergence Board of Directors who were neither named to the reconstituted post-emergence Board of Directors nor affected by the retirement provisions of the Company’s equity plan forfeited their rights to the 2010 annual grant of $40,000 of time-based restricted stock. Additionally, Ms. Hatsopoulos received an additional cash payment of $45,000 in recognition of her services during the Chapter 11 restructuring.

Upon emergence from its Chapter 11 restructuring on July 23, 2010, the Company’s Board of Directors was reconstituted. Following the Company’s emergence from its Chapter 11 restructuring, the Nominating and Corporate Governance Committee engaged Towers Watson to evaluate the board’s non-employee director compensation practices. In September 2010, following such evaluation, the Board of Directors approved the following compensation for non-employee directors:

—	Each non-employee member of the Board of Directors will receive an annual retainer in the amount of $125,000.

—	The Chairperson of the Audit Committee will receive an additional annual retainer in the amount of $15,000.

—

The Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer in the amount of $10,000 (unless any such Chairperson is also serving as non-executive Chairperson of the Board of Directors).

—	The non-executive Chairperson of the Board of Directors will receive an additional annual retainer in the amount of $125,000.

Fifty percent of the foregoing non-employee director compensation will be paid in the form of cash and the remaining fifty percent of such compensation will be payable in the form of deferred stock units that will be convertible into shares of the Company’s common stock upon a holder’s termination of directorship with the Company.

As of the end of the Company’s fiscal year ended December 31, 2010, each director and former director was also a party to an indemnification agreement with the Company. Such indemnification agreements generally provide, among other things, that each director shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director in connection with any proceeding by reason of his or her relationship with the Company. In addition, such indemnification agreements provide for the advancement of expenses incurred by such director in connection with any proceeding covered by such indemnification agreements, subject to the conditions set forth therein and to the extent such advancement is not prohibited by law.

Director Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal year ended December 31, 2010 by the Company’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3)(4)(5)(6) (c)	Total ($) (h)
Directors
Stephen W. Bershad	55,632	154,172	209,804
Eugene I. Davis	30,041	83,250	113,291
Dennis J. Fortino	27,816	77,090	104,906
K. Peter Heiland	27,816	77,090	104,906
Ira J. Lamel	31,154	86,334	117,488
Byron O. Pond	56,616	117,800	174,416

Former Directors
Richard B. Black	43,800	40,710	84,510
Garrett A. Garrettson, Ph.D.	26,600	-	26,600
Phillip A. Griffiths, Ph.D.	24,000	-	24,000
Marina Hatsopoulos	72,600	-	72,600
Benjamin J. Virgilio	26,400	-	26,400

(1)	All fees earned by the Company’s Board of Directors during the year-ended December 31, 2010 were paid in full prior to December 31, 2010. The amount for Mr. Pond includes $28,800 for services provided on the pre-emergence Board of Directors.

(2)

Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718 (disregarding any reduction in such value due to any estimate of forfeitures related to service-based vesting conditions). Under ASC 718, compensation expense with respect to stock awards is generally recognized over the vesting periods applicable to the awards. The restricted stock awards granted by the Company generally vest over a three year period. The deferred stock units granted by the Company were fully vested on the grant date. For further discussion regarding the assumptions used in the estimation of the fair value of these awards and details regarding the associated calculation of compensation cost related thereto, refer to Note 10 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011.

(3)	All awards were granted at the closing price of the Company’s common stock on the OTC Markets Group, Inc. on the date of grant. The amount for Messrs. Bershad, Davis, Fortino, Heiland and Lamel, represents the aggregate grant date fair value associated with the respective annual deferred stock unit award granted to each director on September 2, 2010 at $6.66 per share. The amount for Mr. Pond includes the annual pre-emergence restricted stock award of 5,900 shares granted on July 23, 2010 at $6.90 per share and the annual deferred stock unit award of 11,575 deferred stock units granted on September 2, 2010 at $6.66 per share. The July 23, 2010 restricted stock award granted to Mr. Pond was forfeited as of March 11, 2011 and no portion of such award was vested at the time of such forfeiture. The amount for Mr. Black, to whom the retirement provisions of the Company’s pre-emergence equity plan applied, represents the annual restricted stock award of 5,900 shares granted on July 23, 2010 at $6.90 per share.

(4)	The Company had the following deferred stock units, restricted stock awards and options outstanding to directors as of December 31, 2010:

Name	Deferred Stock Units[1] (#)	Restricted Stock Awards[2] (#)	Options[3] (#)
Stephen W. Bershad	23,149	–	–
Eugene I. Davis	12,500	–	–
Dennis J. Fortino	11,575	–	–
K. Peter Heiland	11,575	–	–
Ira J. Lamel	12,963	–	–
Byron O. Pond	11,575	20,008	3,333

Total	83,337	20,008	3,333

[1]

Represents deferred stock units granted to the directors on September 2, 2010. Such deferred stock units were fully vested on the date of grant and will convert into an equal number of shares of the Company’s common stock as of the date the respective director ceases their membership on the Board of Directors.

[2]

The unvested restricted stock awards previously granted to Dr. Garrettson, Dr. Griffiths, Ms. Hatsopoulos and Mr. Virgilio were forfeited effective on July 23, 2010 upon the Company’s emergence from its Chapter 11 restructuring. The vesting associated with restricted stock awards previously granted to Mr. Black was accelerated effective July 23, 2010 upon the Company’s emergence from its Chapter 11 restructuring, pursuant to the retirement provisions of the Company’s equity plan. Restricted stock awards previously granted to Mr. Pond continue to vest as originally scheduled, subject to continued service on the date of vesting, and represent the only director restricted stock awards outstanding as of December 31, 2010:

Grant Date	Total Number of Shares Granted	Number of Unvested Shares as of 12/31/10	Vesting Schedule		Scheduled Vesting Date(s)
July 28, 2008	3,109	1,036	1/3 annually	[1]	July 28, 2011
July 28, 2009	19,608	13,072	1/3 annually	[1]	July 28, 2011
					July 28, 2012
July 23, 2010[2]	5,900	5,900	1/3 annually		July 13, 2011
					July 13, 2012
					July 13, 2013

	28,617	20,008

[1]

Awards subject to accelerated vesting upon Mr. Pond’s resignation or retirement (other than removal for cause) following the occurrence of both (1) Mr. Pond’s attainment of 75 years of age and (2) Mr. Pond’s completion of ten years of service as a director. Mr. Pond is expected to be entitled to such accelerated vesting upon resignation or retirement (other than removal for cause) on or after July 6, 2011.

[2]	This award was forfeited unvested on March 11, 2011.

[3]

In 2006, the Company ceased to grant awards of options to purchase shares of the Company’s common stock to non-employee directors. Furthermore, the vesting associated with all outstanding options to purchase shares of the Company’s common stock was accelerated on December 31, 2005. Therefore, the previously unrecognized expense associated with all awards of options to purchase shares of the Company’s common stock was recognized on that date. Upon the Company’s emergence from its Chapter 11 restructuring on July 23, 2010, all outstanding option awards held by the former directors were cancelled. As of December 31, 2010, Mr. Pond is the only director holding outstanding stock option awards. The award held by Mr. Pond as of December 31, 2010 is a fully vested stock option related to an award granted on November 8, 2005.

(5)	During the year-ended December 31, 2010, the following previously granted restricted stock awards were forfeited:

	Grant Date
Name	July 24, 2007	July 28, 2008	Total
Garrett A. Garrettson, Ph.D.	495	2,072	2,567
Phillip A. Griffiths, Ph.D.	495	2,072	2,567
Marina Hatsopoulos	495	2,072	2,567
Benjamin J. Virgilio	495	2,072	2,567

Total	1,980	8,288	10,268

The unvested restricted stock awards previously granted to Dr. Garrettson, Dr. Griffiths, Ms. Hatsopoulos and Mr. Virgilio were forfeited effective on July 23, 2010 upon the Company’s emergence from its Chapter 11 restructuring, and represent the only director restricted stock awards forfeited during the year ended December 31, 2010.

(6)	During the year-ended December 31, 2010, the following previously granted options to purchase shares of the Company’s common stock were cancelled upon the Company’s emergence from its Chapter 11 restructuring on July 23, 2010 or expired unexercised, as applicable:

	Grant Date
Name	September 21, 2004	July 28, 2005	November 8, 2005	Total
Richard B. Black	3,333	-	3,333	6,666
Garrett A. Garrettson, Ph.D.	-	13,333	3,333	16,666
Phillip A. Griffiths, Ph.D.	3,333	-	3,333	6,666
Marina Hatsopoulos	-	13,333	3,333	16,666
Byron O. Pond	3,333	-	-	3,333
Benjamin J. Virgilio	3,333	-	3,333	6,666

Total	13,332	26,666	16,665	56,663

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares as of April 1, 2011, for: (1) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (2) each of the Company’s current directors; (3) each of the Company’s Named Executive Officers; and (4) all directors and executive officers of the Company as a group, based on information available to the Company as of the date of this management proxy circular.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. All common shares subject to options exercisable within 60 days of April 1, 2011, all rights to acquire common shares within 60 days of April 1, 2011, and all restricted shares that vest within 60 days of April 1, 2011 are deemed to be outstanding and beneficially owned by the persons holding those options, rights, or restricted shares for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Percentage ownership of outstanding shares is based on 33,352,192 common shares outstanding as of April 1, 2011.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Common Shares
5% Shareholders
Goldman Sachs Asset Management (3)	3,030,000	9.08%
200 West Street New York, NY 10282

Tennenbaum Capital Partners, LLC (4)	2,034,402	6.10%
2951 28th Street, Suite 1000 Santa Monica, California 90405

JEC II Associates, LLC (5)	1,694,863	5.08%
68 Mazzeo Drive Randolph, MA 02368

Directors and Executive Officers
Stephen W. Bershad (6)	4,158,446	12.46%

Eugene I. Davis (7)	18,880	*

Dennis J. Fortino (7)	17,483	*

K. Peter Heiland (5) (8)	3,161,621	9.47%

Ira J. Lamel (7)	19,580	*

Byron O. Pond (9)	56,930	*

John A. Roush (10)	–	*

Michael E. Katzenstein	–	*

Glenn E. Davis	–	*

Anthony J. Bellantuoni (11)	19,967	*

Gabriel E. Bresler	–	*

Philippe Brak (12)	13,769	*

Stephen Webb (13)	10,533	*

All Directors and executive officers as a group (13 persons) (14)	7,477,209	22.33%

*	Represents less than 1% of the outstanding common shares.

(1)	Unless otherwise indicated, the address of each shareholder is c/o GSI Group, Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

(2)	The information provided in this table is based on the Company’s records, information supplied to the Company by its executive officers, directors and principal shareholders and information contained in Schedules 13D and 13G filed with the SEC.

(3)	Pursuant to a Schedule 13D/A filed with the SEC on March 31, 2011, Goldman Sachs Asset Management (“GSAM”) and Liberty Harbor I GP, LLC (“LH I GP”) may be deemed to beneficially own indirectly, and Liberty Harbor Master Fund I, L.P. (“Liberty Harbor”) may be deemed to beneficially own directly, 3,030,000 common shares of the Company. Each of GSAM, LH I GP and Liberty Harbor has shared voting and dispositive power over all 3,030,000 reported common shares.

(4)	Pursuant to a Schedule 13D/A filed with the SEC on July 26, 2010, Tennenbaum Capital Partners, LLC (“Tennenbaum”) serves as investment advisor to, inter alia, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC, Special Value Continuation Partners, LP and Tennenbaum Opportunities Partners V, LP, which are the record holders of the 2,007,170 common shares of the Company beneficially owned by Tennenbaum. Tennenbaum has the sole voting and dispositive power over all 2,007,170 reported common shares. Based on the Company’s records, 27,232 shares were released in March 2011, pursuant to the finalization of the class action settlement, and are included in the number of shares beneficially owned by Tennenbaum.

(5)	Pursuant to a Schedule 13D/A filed with the SEC on March 8, 2011, JEC II Associates, LLC may be deemed to beneficially own 1,694,863 common shares and Heidi Shippell-Heiland and K. Peter Heiland may be deemed to beneficially own 3,150,046 common shares of the Company. JEC II Associates, LLC, Heidi Shippell-Heiland and K. Peter Heiland each has shared voting and dispositive power over the shares beneficially owned by them. Mr. Heiland is also a director of the Company. Ms. Shippell-Heiland and Mr. Heiland are the managers of JEC II Associates, LLC. Please see footnote 8 for additional discussion of the common shares beneficially owned by Mr. Heiland.

(6)	Mr. Bershad is the Chairman of the Board of Directors of the Company. Mr. Bershad owns 2,158,446 common shares directly. Mr. Bershad is deemed a beneficial owner of 2,000,000 common shares as the trustee of various grantor retained annuity trusts that were established for the benefit of his daughters. Mr. Bershad retains sole voting and dispositive power over the shares held in the trusts. Mr. Bershad’s direct ownership includes 34,964 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Bershad ceases to be a director of the Company. Mr. Bershad does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares.

(7)	Messrs. Davis, Fortino, and Lamel are members of the Board of Directors of the Company. The respective amounts represent deferred stock units that are fully vested and will convert into shares of common stock upon the date each respective director ceases to be a director of the Company. The directors do not have voting rights or the right to receive dividends on the respective deferred stock units until they are converted to common shares.

(8)	Mr. Heiland is a member of the Board of Directors of the Company. Includes 17,483 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Heiland ceases to be a director of the Company. Mr. Heiland does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares. Of the 3,161,621 shares beneficially owned by Mr. Heiland, 1,449,275 are held in the K. Peter Heiland 2008 Irrevocable Trust and the Heidi S. Shippell-Heiland 2008 Irrevocable Trust (the “Trusts”). Mr. Heiland and his wife, Heidi Shippell-Heiland, are beneficiaries of the Trusts. Mr. Heiland has shared voting and dispositive power with respect to the 3,161,621 shares, with the exception of the 17,483 deferred stock units described above.

(9)	Mr. Pond is a member of the Board of Directors of the Company. Includes 17,483 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Pond ceases to be a director of the Company. Mr. Pond does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares. Includes options to purchase 3,333 common shares that are exercisable within 60 days of April 1, 2011. Excludes 14,108 unvested shares of restricted stock, which are subject to a risk of forfeiture in favor of the Company and for which Mr. Pond does not have voting rights or the right to receive dividends until vested.

(10)	Excludes 466,668 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Roush does not have voting rights or the right to receive dividends until vested.

(11)	Excludes 7,500 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Bellantuoni does not have voting rights or the right to receive dividends until vested.

(12)	Excludes 5,000 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Brak does not have voting rights or the right to receive dividends until vested.

(13)	Excludes 5,000 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Webb does not have voting rights or the right to receive dividends until vested.

(14)	Excludes 484,168 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Also excludes 14,108 unvested shares of restricted stock, which are subject to a risk of forfeiture in favor of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s common shares that may be issued upon the exercise of options and rights under all of its existing equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans approved by security holders
1995 Award Plan	7,000	(1)	$27.32	–
2006 Equity Incentive Plan	-	(2) (3)	–	–
2010 Incentive Award Plan	333,334	(4)	–	2,565,279
Equity Compensation Plans not approved by security holders	83,337	(5)	–	–

(1)	Options outstanding as of December 31, 2010 were originally issued pursuant to the 1995 Award Plan, which was approved by the Company’s shareholders. In May 2006, the Company’s shareholders approved the adoption of the 2006 Equity Incentive Plan. Pursuant to the terms of the 2006 Equity Incentive Plan, any shares reserved for issuance under the 1995 Award Plan related to options would return to the 2006 Equity Incentive Plan pool to the extent the associated options expire unexercised. The Company’s 1995 Award Plan and 2006 Equity Incentive Plan were cancelled upon the Company’s emergence from its Chapter 11 restructuring on July 23, 2010, and as of such date no shares remain available for future issuance under the 1995 Award Plan or 2006 Equity Incentive Plan.

(2)	In May 2006, the Company’s shareholders approved the adoption of the 2006 Equity Incentive Plan. The Company’s 2006 Equity Incentive Plan was cancelled upon the Company’s emergence from its Chapter 11 restructuring on July 23, 2010, and as of such date no shares remain available for future issuance under the 2006 Equity Incentive Plan.

(3)	Excludes 31,038 shares of unvested restricted common stock issued under the 2006 Equity Incentive Plan.

(4)	Represents unvested restricted stock units outstanding as of December 31, 2010, issued and outstanding under the 2010 Incentive Award Plan, which was approved by the Company’s shareholders in November 2010.

(5)	Represents deferred stock unit awards granted to the members of the Company’s Board of Directors, which are fully vested as of December 31, 2010 and will convert into shares of common stock as of the date the respective director ceases to be a director of the Company. These awards were granted pursuant to standalone award agreements outside of an equity compensation plan.

CERTAIN RELATIONSHIPS

The Company’s written Code of Ethics and Business Conduct sets forth the general principle that the Company’s directors, officers and employees must act in the best interests of the Company and its shareholders and must refrain from engaging in any activity that presents a conflict of interest or having a personal interest that presents a conflict of interest. The Code of Ethics and Business Conduct generally provides that a conflict of interest is an interest that might impair or even appear to impair an individual’s ability to make objective and fair decisions while performing his or her duties and responsibilities to the Company honestly, objectively and effectively. There may be times when a commercial relationship involving the Company’s directors, officers or employees or their family members is beneficial to the Company and is not likely to raise material conflict of interest issues, but those situations should be disclosed to the Company for further review. The Company’s policy is to review periodically, but not less than annually, all related party transactions for potential conflict of interest situations. The Company’s corporate staff is primarily responsible for monitoring and obtaining information from the directors and officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. If deemed necessary, the Nominating and Corporate Governance Committee or Audit Committee of the Board of Directors may review certain related party transactions to determine if any transaction creates a conflict of interest.

Michael Katzenstein and Gabriel Bresler were appointed Chief Restructuring Officer (“CRO”) and Associate Chief Restructuring Officer (“Associate CRO”), respectively, pursuant to the terms of the engagement letter (“Engagement Letter”) dated May 6, 2010 between the Company and two of its wholly owned subsidiaries and FTI Consulting, Inc. (“FTI”) that was entered into in connection with the Company’s Chapter 11 proceedings. Mr. Katzenstein also served as the Company’s Principal Executive Officer and as a Director of the Company from July 23, 2010 until December 14, 2010. Since December 14, 2010, Mr. Katzenstein has resumed the position of CRO. During his tenure as a director, the Board of Directors determined that Mr. Katzenstein was not an “independent director” as defined in NASDAQ Listing Rule 5602(a)(2). Pursuant to the terms of the Engagement Letter, Mr. Katzenstein will remain employed by FTI and will perform services as CRO through FTI, reporting to the Company’s Board of Directors. Mr. Katzenstein does not receive any compensation from the Company and does not participate in any of the Company’s employee benefit plans. During the year ended December 31, 2010, the Company instead compensated FTI at an aggregate rate of approximately $0.2 million per month for Mr. Katzenstein’s services as CRO and Gabriel E. Bresler’s services as Associate CRO plus additional fees based on time incurred for certain other temporary employees who support Messrs. Katzenstein and Bresler, pursuant to the terms of the Engagement Letter. Additionally, the arrangement with FTI for services under the Engagement Letter included a Completion Fee of $1.4 million, which was earned and payable during the year-ended December 31, 2010 pursuant to the terms of the arrangement. On February 6, 2011, the Engagement Letter was amended (such amendment, “Amendment #1”) to provide for Mr. Katzenstein to serve on a part-time basis as the Company’s CRO, as well as any additional hourly temporary staff, to perform duties as requested and under the supervision of the Company’s Chief Executive Officer. Additionally, Amendment #1 replaced the compensation provisions under the Engagement Letter, and provided for services rendered by Mr. Katzenstein and any additional hourly temporary staff to be compensated at FTI’s normal hourly rate.

During the year-ended December 31, 2010, FTI earned $3.9 million related to these services, including $1.4 million related to the monthly services provided by Messrs. Katzenstein and Bresler in 2010, $1.4 million related to the Completion Fee earned in 2010, and $1.1 million related to the temporary employees who provided support to Messrs. Katzenstein and Bresler in 2010. All amounts earned were paid by the Company in 2010 with the exception of $0.1 million, which was paid in 2011. Additionally, FTI was paid a $0.2 million retainer in 2010 related to these services.

The Company has a separate arrangement with another segment within FTI, which commenced in November 2009, to provide certain accounting and financial reporting services. This segment of FTI reports directly to the Board of Directors and as directed by the Board of Directors. During the year-ended December 31,

2010, FTI earned $3.7 million for these accounting and financial reporting services. All amounts pertaining to the accounting and financial reporting services were paid by the Company in 2010, with the exception of $0.9 million, which was paid in 2011.

Glenn Davis joined the Company as a consultant in January 2009, and served as Interim Finance Executive for the Company, primarily responsible for coordinating the Company’s accounting and financial functions. As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on April 7, 2010, Glenn Davis was appointed as the Principal Financial Officer and Principal Accounting Officer of the Company on April 1, 2010. Mr. Davis served as Principal Financial Officer and Principal Accounting Officer pursuant to the terms of a referral agreement the Company entered into with Fenway Consulting Group, LLC (“Fenway”) on January 12, 2009. Pursuant to the terms of the referral agreement, Mr. Davis does not receive any compensation from the Company, with the exception of a $35,000 bonus payment earned in 2010 (described further above in the Summary Compensation Table) and a $150,000 bonus payment earned in 2011, nor does he participate in any of the Company’s employee benefit plans. The Company compensates Fenway at a rate of $165 per hour for Mr. Davis’ services as Principal Financial Officer and Principal Accounting Officer. During the year-ended December 31, 2010, Fenway earned $0.5 million related to the services performed by Mr. Davis. All amounts earned were paid in 2010, with the exception of $29,700, which will be paid in 2011. On February 9, 2011, in connection with the appointment of Mr. Buckley as Chief Financial Officer, the Company’s Board of Directors approved a cash bonus for Mr. Davis in the amount of $150,000, of which $50,000 was payable in March 2011 when normal corporate bonuses were paid, and $100,000 will be payable if Mr. Davis continues to provide services to the Company until May 1, 2011 or is terminated by the Company prior to May 1, 2011. As of March 31, 2011, Mr. Davis no longer serves as the Company’s Principal Financial Officer and Principal Accounting Officer.

On December 14, 2010, John A. Roush was appointed the Company’s Chief Executive Officer and a member of the Board of Directors. Prior thereto, Mr. Roush was a corporate officer of PerkinElmer, Inc. (“PerkinElmer”) until December 3, 2010. PerkinElmer supplies components to the Company, and the Company supplies scanners to PerkinElmer. During the year-ended December 31, 2010, the Company purchased approximately $1.5 million of components from PerkinElmer, and PerkinElmer purchased approximately $0.1 million of scanners from the Company. Accounts payable to PerkinElmer as of December 31, 2010 was approximately $0.2 million, and there was no accounts receivable from PerkinElmer as of December 31, 2010.

Richard B. Black was the Chairman of the Company’s Board of Directors until July 23, 2010. Mr. Black is the President and Chief Executive Officer of ECRM, Inc. (“ECRM”). Mr. Pond, a member of the Company’s Board of Directors, is also on the Board of Directors of ECRM. ECRM manufactures laser systems equipment for the printing and publishing industry. During the year-ended December 31, 2010, the Company recognized approximately $0.2 million in revenue related to purchases of equipment from the Company by ECRM. The transactions with ECRM were on terms and conditions that were consistent with similar transactions with other customers.

K. Peter Heiland has been a member of the Company’s Board of Directors since July 23, 2010. Mr. Heiland is the owner and manager of JEC II Associates, LLC, a privately held investment company and a significant shareholder of the Company, and is the founder and President of Integrated Dynamics Engineering Gmbh (“IDE”). IDE is a developer and manufacturer of vibration control products, magnetic field compensation systems, acoustic enclosures and robotics. During the year-ended December 31, 2010, the Company purchased approximately $0.4 million of subassemblies from IDE. The amounts and terms of these transactions were comparable to similar third-party transactions. Based on information provided by Mr. Heiland, the Nominating and Corporate Governance Committee has concluded that Mr. Heiland does not have a material interest in the Company’s transactions with IDE.

The Company recorded sales and raw materials purchases from Sumitomo Heavy Industries Ltd. (“Sumitomo”), a significant shareholder during the year ended December 31, 2010, but not as of December 31,

2010. During the year-ended December 31, 2010, the Company recorded revenue from Sumitomo of approximately $1.4 million and purchased approximately $18,000 of raw materials from Sumitomo. The transactions were on terms believed to be no more or less favorable that similar transactions with other customers and suppliers.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on May 18, 2010, the Company and certain subsidiaries entered into a Restructuring Plan Support Agreement (the “Plan Support Agreement”) with the Equity Committee, the Committee Members and the Consenting Noteholders in connection with the Company’s bankruptcy proceedings. Stephen W. Bershad, the current Chairman of the Company’s Board of Directors, and JEC II Associates, LLC, a shareholder of the Company that currently beneficially owns over 5% of the Company’s common shares, served as Committee Members. Additionally, K. Peter Heiland, a current member of the Company’s Board of Directors, serves as a manager of JEC II Associates, LLC. Pursuant to the Plan Support Agreement, the Equity Committee, the Committee Members and the Consenting Noteholders agreed to support the Company’s final plan of reorganization that provided for the Company’s emergence from bankruptcy.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on July 23, 2010, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Consenting Noteholders. One of the Company’s current shareholder’s that beneficially owns over 5% of the Company’s common shares, Tennenbaum Capital Partners, LLC, has relationships with certain of the Consenting Noteholders, as described in footnote 4 to the table in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above and one of the Company’s current shareholders that beneficially owned over 5% of the Company’s common shares during the year-ended December 31, 2010, Highbridge Capital Management, LLC, has relationships with certain of the Consenting Noteholders. The Registration Rights Agreement provides that, from the time the Company became current in its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) and for as long as it remains a public company with shares registered under the Exchange Act, the Consenting Noteholders party to the Registration Rights Agreement that collectively own at least 30% of the registrable securities have a right to twice demand the registration of their registrable securities on a registration statement. The registration may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. In addition, the Consenting Noteholders have unlimited piggyback registration rights.

OTHER MATTERS

Performance Graph

The following graph compares the cumulative total return to shareholders for the Company’s common shares for the period from December 31, 2005 through December 31, 2010 with the NASDAQ Composite Index and the Philadelphia Semiconductor Sector Index. The comparison assumes an investment of $100 is made on December 31, 2005 in the Company’s common shares and in each of the indices and in the case of the indices it also assumes reinvestment of all dividends. The performance shown is not necessarily indicative of future performance.

	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
GSI Group Inc.	$100.00	$89.23	$85.08	$5.25	$8.01	$32.47
NASDAQ Composite Index	$100.00	$109.52	$120.27	$71.51	$102.89	$120.29
PHLX Semiconductor Sector Index	$100.00	$97.40	$85.10	$44.25	$75.06	$85.89

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2010, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for the forms discussed below.

During the year ended December 31, 2010, the Company filed two late Forms 3 for Michael Katzenstein and Gabriel Bresler.

Directors’ and Officers’ Liability Insurance

At December 31, 2010, the Company maintained an entity and director and officers’ liability insurance policy in the aggregate principal amount of $20 million and $10 million of additional A-side coverage for non-indemnifiable claims for current officers and directors. The policy is subject to a $250,000 deductible for each indemnifiable loss. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2011. The annual premium for this policy was approximately $269,000. This policy does not cover any actions or claims that occurred prior to emergence from bankruptcy.

Additionally, as of December 31, 2010, the Company maintained a policy for former officers and directors in the aggregate principal amount of $20 million and $17 million of additional A-side coverage for non-indemnifiable claims. The policy is subject to a $250,000 deductible per loss for securities claims and $500,000 for all other claims that are indemnifiable by the Company. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2016. The premium for the six-year policy was approximately $389,000.

Indebtedness of Directors and Officers

Since the beginning of the year ended December 31, 2010, there has been no indebtedness to the Company by any director or officer or the family members or associates of any such person, other than amounts owing for purchases, subject to usual trade terms, for ordinary travel and expense advances and for other transactions in the ordinary course of business.

Shareholder Proposals for the 2012 Annual Meeting

Shareholder proposals intended for inclusion in next year’s management proxy circular pursuant to Rule 14a-8 for the 2012 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 17, 2011. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s management proxy circular. Shareholder proposals not intended for inclusion in next year’s management proxy circular or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than March 1, 2012. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

In the event the date of the 2012 annual meeting of shareholders is changed by more than 30 days from the date of the 2011 annual meeting, the Company will inform shareholders of such change and will indicate the new dates by which shareholder proposals must be received.

Householding

The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2010, is being mailed to you along with this management proxy circular. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one management proxy circular to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one management proxy circular, the Company will promptly deliver a separate copy of the annual report and the management proxy circular to any shareholder who sends a written request to GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, Attention: Investor Relations or who calls our Investor Relations staff at 781-266-5137.

You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and management proxy circular in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one management proxy circular, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and management proxy circular, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.

Information Concerning the Company

You may obtain the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s 2010 audited consolidated financial statements, and additional copies of this document on the Company’s Web site at http://www.gsig.com, or by writing to or calling Investor Relations, GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or 781-266-5137. You may also obtain such documents and additional information about the Company on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. This information is not incorporated by reference into this management proxy circular.

Other Business

The Board of Directors knows of no business to be brought before the annual meeting other than as described in this management proxy circular. If other matters properly come before the shareholders at the meeting, it is the intention of the persons named on the proxy form to vote the shares represented thereby on such matters in accordance with their judgment.

Directors’ Approval

The contents and the sending of this management proxy circular have been approved by the Company’s Board of Directors.

By Order of the Board of Directors

John A. Roush

Chief Executive Officer

Bedford, Massachusetts

April 14, 2011

GSI GROUP INC.
9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com
MR SAM SAMPLE
123 SAMPLES STREET	Security Class	COMMON
SAMPLETOWN SS X9X 9X9
Holder Account Number
	C1234567890	X X X

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Form of Proxy - Annual General Meeting of Shareholders to be held on May 11, 2011

This Form of Proxy is solicited by and on behalf of the Board of Directors of GSI Group Inc.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any continuation, adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1 and FOR Proposal 2.

6.	The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of such other matters that may properly come before the meeting or any continuation, adjournment or postponement thereof. The Board of Directors, at present, knows of no other business to be presented at the meeting.
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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 2:00 pm, Eastern Time, on May 9, 2011.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com

1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

00TDKB                                                                                                                                    CPUQC01.E.INT/000001/i1234

Appointment of Proxyholder
The undersigned shareholder of GSI Group Inc. (the “Company”) hereby appoints John A. Roush, Chief Executive Officer or, failing him, Robert Buckley, Chief Financial Officer	OR	Print the name of the person you are appointing if this person is someone other than the designated officers listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction and in their discretion with respect to all other matters that may properly come before the Annual General Meeting of Shareholders to be held at Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022-4834 on Wednesday, May 11, 2011 at 2:00 p.m. ET and at any continuation, adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. John A. Roush	☐	☐	02. Stephen W. Bershad	☐	☐	03. Eugene I. Davis	☐	☐
04. Dennis J. Fortino	☐	☐	05. K. Peter Heiland	☐	☐	06. Ira J. Lamel	☐	☐	Fold

07. Byron O. Pond	☐	☐

	For	Against	Abstain
2. Appointment of Auditors

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1 and FOR Proposal 2.		/ /

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.